QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
UNIVERSAL ACCESS GLOBAL HOLDINGS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING
AND
PROXY STATEMENT
2003

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

                        , 2003

To our Stockholders:

        I am pleased to invite you to attend the Annual Meeting of Stockholders of Universal Access Global Holdings Inc. to be held on Tuesday, July 1, 2003, at 10:00 a.m. Central Time, at the Sears Tower, 233 South Wacker Drive, 33rd Floor, Chicago, Illinois 60606.

        Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. A copy of our Annual Report is also enclosed with these materials.

        Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. Voting by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of your voting options. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting and vote in person should you so choose.

        If you have any questions concerning the meeting, please contact Universal Access' Investor Relations Department at (312) 660-5000 or www.universalaccess.net/investors/investors.asp. For questions regarding your stock ownership, you may contact our transfer agent, Wells Fargo, at (800) 468-9716 or www.wellsfargo.com/com/shareowner_services. Thank you for your ongoing support and continued interest in Universal Access Global Holdings Inc.

Very truly yours,
Lance B. Boxer President and Chief Executive Officer

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.
233 South Wacker Drive, Suite 600
Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Tuesday, July 1, 2003
Time	10:00 a.m., Central Time
Place	Sears Tower 233 South Wacker Drive 33rd Floor Chicago, Illinois 60606
Proposals

Election of our Class I directors;
Ratification of our appointment of PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2003;
Approval of the issuance of our common stock to CityNet Telecommunications, Inc. under the stock purchase agreement; and
Approval of an amendment to our restated certificate of incorporation to effect a reverse stock split of our issued and outstanding common stock.
Record Date	Friday, May 23, 2003
Voting Methods	Internet—Use the website shown on the proxy card Telephone—Use the toll-free number shown on the proxy card Written ballot—Complete and return a proxy card In person—Attend and vote at the meeting

Stockholders will also transact any other business properly brought before the meeting. At this time, our board of directors knows of no other proposals or matters to be presented.

        This proxy statement is accompanied by a copy of our annual report to stockholders.

On behalf of the Board of Directors:

Scott D. Fehlan, General Counsel and Secretary , 2003

PROXY STATEMENT

        This proxy statement is furnished in connection with the solicitation of proxies by Universal Access Global Holdings Inc., on behalf of our board of directors, for the 2003 Annual Meeting of Stockholders. This proxy statement and the related proxy form are being distributed on or about May 30, 2003.

        You can vote your shares using one of the following methods:

  •
  Vote through the Internet at the website shown on the proxy card;

  •
  Vote by telephone using the toll-free number shown on the proxy card; or

  •
  Complete and return a written proxy card.

        Votes submitted through the Internet or by telephone must be received by midnight Central Time, on June 30, 2003. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. You also can vote in person at the meeting, and submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the meeting and vote.

PROPOSAL NO. 1:    ELECTION OF OUR CLASS I DIRECTORS

        The first proposal to be voted on at the meeting is the election of three Class I directors. Our board of directors has nominated Anthony P. Dolanski, Carolyn F. Katz and Mark F. Spagnolo to be our Class I directors. Except as described below, each of these nominees will serve a three-year term. In addition, each is currently serving as a member of our board of directors.

Our board of directors recommends a vote "FOR" all Class I director nominees.

        Our board of directors has no reason to believe that any nominee would be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, our board of directors either will select a substitute nominee or will reduce the size of the board of directors. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

        In accordance with the bylaws, directors are elected by a plurality of the votes of shares represented and entitled to be voted at the meeting. This means that the three nominees will be elected if they receive more affirmative votes than any other nominee.

Director Information

        Our board of directors currently consists of seven authorized members. The board of directors is divided into three classes, each with a three-year term: Class I, whose term will expire at the annual meeting of stockholders to be held in 2003; Class II, whose term will expire at the annual meeting of stockholders to be held in 2004; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2005.

        Set forth below is biographical and other information about the persons who currently make up our board of directors.

Anthony P. Dolanski Class I Age: 57 Director since July 2002	Mr. Dolanski has served as one of our directors since July 2002. Since April 2002, Mr. Dolanski has served as Chief Financial Officer of Internet CapitalGroup, Inc., an internet holding company. From March 2000 to June 2001, Mr. Dolanski was employed by Brience, Inc. where he co-founded the company and served as its Chief Financial Officer. From January 1998 to February 2000, Mr. Dolanski served as Executive Vice President, Finance and Systems at Sallie Mae. From June 1968 to June 1998 Mr. Dolanski was employed by KPMG LLP ("KPMG"). Mr. Dolanski currently serves on the board of directors of eMerge Interactive. In January 2003 the SEC filed a civil enforcement action against KPMG and certain current and former KPMG partners, including Mr. Dolanski. This claim arises out of KPMG's audit of Xerox for the years 1997 through 2000. Mr. Dolanski was the lead engagement partner at KPMG for the Xerox audit during 1997.
Carolyn F. Katz Class I Age: 41 Director since August 2000 Board Committees: Audit, Compensation, Special
Ms. Katz has served as one of our directors since August 2000. Since December 2001, Ms. Katz has been a consultant providing financial and strategic analysis for telecommunications companies. From May 2000 to October 2001, Ms. Katz served as a principal of Providence Equity Partners Inc., a private investment firm specializing in equity investments in telecommunications and media companies. From July 1984 to April 2000, Ms. Katz was employed by Goldman Sachs, most recently as a Managing Director and co-head of Emerging Communications. Ms. Katz currently serves on the board of directors of NII Holdings, Inc.
Mark F. Spagnolo Class I Age: 51 Director since May 2002
Mr. Spagnolo has served as one of our directors since May 2002. Since April 2002 Mr. Spagnolo has served as the President of Spagnolo Group, LP, anexecutive consulting firm focused on telecommunications. From October 2002 to March 2003, Mr. Spagnolo served as interim President and Chief Executive Officer of Flag Telecom Group Limited, and Mr. Spagnolo serves on Flag's board of directors. From December 2001 to April 2002, Mr. Spagnolo served as President and Chief Executive Officer of Metromedia Fiber Network, Inc. ("MFN"), a provider of fiber optic infrastructure. MFN filed for reorganization under Chapter 11 of the Bankruptcy Code on May 20, 2002. From July 2000 to November 2001, Mr. Spagnolo served as the Chairman, President, and Chief Executive Officer of SiteSmith, an internet infrastructure management services company. SiteSmith was acquired by MFN in 2001. From August 1997 to June 2000, Mr. Spagnolo served as President and Chief Executive Officer of UUNET, an internet communications company and a subsidiary of WorldCom, Inc., now doing business as MCI ("MCI").

Lance B. Boxer Class II Age: 48 Director since November 2002 Board Committees: Non-Executive Stock Option
Mr. Boxer has served as one of our directors and as our President and Chief Executive Officer since November 2002. From June 2002 to November 2002, Mr. Boxer served as an independent consultant to the telecommunications industry. From October 2001 to May 2002, Mr. Boxer served as the Chief Executive Officer of Sphera Optical Networks ("Sphera"), a metropolitan fiber optic service provider. Sphera filed for reorganization under Chapter 11 of the Bankruptcy Code on February 11, 2002. Mr. Boxer is a party to the settlement agreement we entered into with Sphera. From July 2000 to June 2001, Mr. Boxer served as the Chief Executive Officer of XOSoft, an internet services company. From October 1998 to June 2000, Mr. Boxer served as Group President, Communications Software Group for Lucent Corporation. From October 1982 to October 1998, Mr. Boxer was employed by MCI, most recently as its Chief Information Officer. Mr. Boxer serves on the board of directors of IPC Acquisition Corp.
Roland A. Van der Meer Class II Age: 42 Director since February 1999 Board Committees: Audit
Mr. Van der Meer has served as one of our directors since February 1999. In June 1997, Mr. Van der Meer founded and became a partner of ComVentures, a venture capital firm. From June 1993 to June 1997, Mr. Van der Meer was a partner at the venture capital firm of Partech International.
H. Robert Gill Class III Age: 66 Director since April 2002 Board Committees: Audit, Compensation, Litigation, Special
Mr. Gill has served as one of our directors since April 2002. Since April 1996, Mr. Gill has been a principal of The Topaz Group, which provides consulting services for corporations and investors. From May 1997 to May 2001, Mr. Gill was the Chairman and Chief Executive Officer of MobileForce Technologies, Inc., a systems and software company. From March 1995 to April 1996, Mr. Gill was Senior Vice President of the Enhanced Products Group of Frontier Corporation, a telecommunications company. From January 1989 to March 1995, Mr. Gill was President and Chief Executive Officer of ConferTech International, Inc., a teleconferencing services and equipment provider. Mr. Gill serves on the board of directors of QualMark Corporation.
Kevin P. Power Class III Age: 49 Director since October 2000 Board Committees: Audit, Compensation, Litigation, Special
Mr. Power has served as one of our directors since October 2000. Since April 2001, Mr. Power has served as the President and Chief Executive Officer of Winbox, Inc., a wireless software application company. Mr. Power is also the current Chairman of the European Competitive Telecommunications Association. From October 2000 to February 2001, Mr. Power served as Chairman of MWB Konnect, a developer of independent data centers for the Internet and telecommunications industry. From November 1994 to September 2000, Mr. Power was employed by Global Telesystems Group, Inc., a broadband services provider, most recently as President, GTS Wholesale Services. Mr. Power currently serves on the board of directors of Viatel Holding (Bermuda) Limited.

        On April 7, 2003, we entered into a stock purchase agreement with CityNet Telecommunications, Inc. ("CityNet"). Pursuant to the terms and upon closing under the stock purchase agreement, our board of directors must consist of nine members, five of whom, including the chairman, are to be designated by CityNet. We anticipate that, concurrent with the closing under the stock purchase agreement, our board of directors will increase the size of our board of directors from seven to nine authorized members, three of our existing directors will resign from our board and CityNet's five designees will be appointed to fill the vacancies and newly-created directorships. To the extent that the CityNet designees meet the requirements under applicable law to serve on any committee of our board of directors, the CityNet designees will be entitled to serve on such committees in the same proportion as their representation on our board of directors. For more information on the stock purchase agreement and the transaction with CityNet, see "Proposal No. 3" below.

Committees

        Our board of directors maintains three standing committees: audit, compensation and non-executive stock option. In 2002, our board of directors established a litigation committee and a special committee.

        Audit Committee.    Our audit committee (1) recommends to our board of directors the annual appointment of our independent accountants, (2) discusses and reviews in advance the scope and the fees of the annual audit, (3) reviews the results of the audit with our independent accountants and discusses the foregoing with our management, (4) reviews and approves non-audit services of the independent accountants, (5) reviews compliance with our existing major accounting and financial reporting policies, (6) reviews the adequacy of our financial organization, (7) reviews management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices and (8) reviews and discusses with our independent accountants their independence. Each member of the audit committee is independent (as defined in Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards). Our board of directors has adopted a written charter for our audit committee. A copy of the written charter is attached hereto as Appendix A. Our audit committee presently consists of Mr. Gill (who chairs the committee), Ms. Katz, Mr. Power and Mr. Van der Meer.

        Compensation Committee.    Our compensation committee (1) establishes and reviews general policies relating to the compensation and benefits of our employees, (2) reviews and approves equity grants pursuant to our stock option plans to our employees and (3) reviews and approves the compensation of all of our executive officers and directors, including stock compensation. Our compensation committee presently consists of Mr. Power (who chairs the committee), Mr. Gill and Ms. Katz.

        Non-Executive Stock Option Committee.    Our non-executive stock option committee reviews and approves equity grants pursuant to our stock option plans to our employees other than executive officers. Our non-executive stock option committee presently consists of Mr. Boxer.

        Litigation Committee.    Our litigation committee was established with the sole authority to review and decide whether to accept alternative proposals to settle a class action pending in the U.S. District Court for the Southern District of New York which alleges violations of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934 against us, certain of our officers and directors, and the underwriters for our initial public offering. Our litigation committee presently consists of Mr. Gill and Mr. Power.

        Special Committee.    Our special committee was formed to consider alternative ways to maximize stockholder value, including business combinations, other strategic transactions and financing alternatives, and transactions in which one or more of our directors might have a direct or indirect interest. The committee is authorized to evaluate alternatives available to maximize stockholder value, to retain outside advisors to assist in evaluating these alternatives, and to make recommendations with respect to any of these matters or transactions to our board or our stockholders. Our special committee presently consists of Ms. Katz (who chairs the committee), Mr. Gill and Mr. Power.

Meetings and Attendance

        During 2002, our board of directors and committees held the following number of meetings:

  •
  our board of directors held nineteen meetings;

  •
  our audit committee held seven meetings;

  •
  our non-executive stock option committee did not meet, but took action by written consent without a meeting nineteen times;

  •
  our compensation committee met three times;

  •
  our special committee met seven times; and

  •
  our litigation committee met once.

Each director attended at least 75% of the meetings of our board of directors and the meetings of the committees on which they served.

Director Compensation

        We maintain a Director Compensation and Reimbursement Policy (the "Policy"). Under this Policy during 2002, we paid each non-employee director an annual retainer fee of $6,000 and $1,000 for each committee meeting attended in person or by telephone. We also reimbursed non-employee directors for certain expenses incurred in connection with attending board of director and committee meetings.

        Effective June 3, 2002, the portion of the Policy that describes stock options to be granted to directors was revised to provide that each non-employee director will receive the following options (note: all option and share numbers described in this proxy statement are reported on a pre-reverse stock split basis and do not give effect to the reverse stock split discussed in Proposal No. 4):

  •
  An initial grant of 50,000 options when the director joins the board. This includes an automatic grant of 20,000 options under the Director Option Plan and a grant of 30,000 options under the 1999 Stock Plan. These options vest as to 25% of the shares on each anniversary date of grant. The Policy in effect through June 2, 2002 provided for the automatic grant of 20,000 stock options under the 1999 Director Option Plan when a director joined the board.

  •
  An annual grant of 20,000 options on June 30 of each year, provided that the director has served on the board for the previous six months. This includes an automatic grant of 5,000 options under the Director Option Plan and a grant of 15,000 options under the 1999 Stock Plan. These options vest as to 100% of the shares on the first anniversary date of the grant. The Policy in effect through June 2, 2002 provided for the automatic annual grant of 5,000 stock options under the 1999 Director Option Plan.

All of the options are issued with an exercise price equal to the fair market value of our stock on the date of grant. A non-employee director may elect not to receive any grants other than the automatic grants under the Director Option Plan.

        Upon an optionee ceasing to be a non-employee director, the optionee must exercise an option within the time set forth in his or her option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of its term.

        Mr. Gill received options to purchase 20,000 shares of common stock (under the 1999 Director Option Plan) with an exercise price of $1.45 per share effective April 4, 2002, the date of his appointment to the board, and he received 30,000 stock options (under the 1999 Stock Plan) with an exercise price of $1.35 per share on April 18, 2002. Mr. Dolanski received options to purchase 50,000 shares of common stock (20,000 options under the 1999 Director Option Plan and 30,000 options under the 1999 Stock Plan) effective July 18, 2002, the date of his appointment to the board, with an exercise price of $0.17 per share. On June 3, 2002, each incumbent non-employee director, consisting of Carolyn Katz, Kevin Power and Roland Van der Meer, received 30,000 stock options under the 1999 Stock Plan, with an exercise price of $0.42 per share.

        The annual grant of 20,000 non-statutory stock options (5,000 options under the 1999 Director Option Plan and 15,000 options under the 1999 Stock Plan) to non-employee directors effective on June 30 of every year was made on July 1, 2002 (the first trading day after June 30, 2002) at an exercise price of $0.18 per share.

        In December 2002 the board of directors revised the portion of the Policy that describes fees to be paid to directors. Under the revised Policy, effective January 1, 2003 we will pay each non-employee director:

  •
  An annual retainer fee of $10,000, payable in quarterly installments.

  •
  An annual retainer fee of $5,000 for each non-employee director who serves as chair of a committee established by the board, payable in quarterly installments.

  •
  A fee of $1,500 for each committee meeting attended in person or by telephone.

We will continue to reimburse non-employee directors for certain expenses incurred in connection with attending board of director and committee meetings.

Executive Officer Information

        Set forth below is biographical and other information about our executive officers.

Annette V. Erdmann Age: 43	Ms. Erdmann has served as our Chief Information Officer since January 2003. Communications, a provider of voice, video and data services, most recently as From March 2000 to September 2002, Ms. Erdmann was employed by QwestVice President, Information Technology and Chief Information Officer in support of the Consumer Markets Business Unit. From November 1989 to February 2000, Ms. Erdmann was employed by MCI, most recently as Senior Director, Information Technology.
Scott D. Fehlan Age 34
Mr. Fehlan has served as our General Counsel since September 1999. He has from September 1999 to April 2000. From January 1995 to May 1998, Mr. Fehlan served as our Secretary since April 2000 and served as our Assistant Secretary was an associate, and from June 1998 to September 1999, he was a shareholder of Shefsky & Froelich Ltd., a law firm. Mr. Fehlan holds a J.D. from Yale Law School.

Les W. Hankinson Age: 51
Mr. Hankinson has served as our Senior Vice President, Global Sales since December 2002. From November 2001 to December 2002, Mr. Hankinson served asSenior Vice President, Sales and Marketing at Interoute Telecom Inc., a voice and data network service provider. From October 1999 to November 2001, Mr. Hankinson served as Senior Vice President, Sales and Marketing at FiberNet Telecom Group, Inc., a telecommunications company. From August 1990 to October 1999 Mr. Hankinson was employed by British Telecom, most recently as Vice President and General Manager.
Randall R. Lay Age 48
Mr. Lay has served as our Chief Financial Officer since June 2002. From October 2001 to April 2002, Mr. Lay served as Senior Vice President and Chief FinancialOfficer of MFN. MFN filed for reorganization under Chapter 11 of the Bankruptcy Code on May 20, 2002. From September 1993 to September 2001, Mr. Lay was employed by International Specialty Products, a global supplier of specialty chemicals, most recently as Executive Vice President and Chief Financial Officer.

EXECUTIVE COMPENSATION

Compensation Committee Report

        The compensation committee of our board of directors establishes our general compensation policies and establishes the compensation plans and the specific compensation levels for executive officers, including our President and Chief Executive Officer. This report describes the philosophy that underlies the cash and equity-based components of our executive compensation program. It also describes the details of each element of the program, including the rationale for the compensation paid to our senior executives.

General Compensation Philosophy

        The primary objectives of our executive compensation policies include the following:

  •
  to attract, motivate, and retain a highly-qualified executive management team;

  •
  to link executive compensation to our financial performance as well as to define individual management objectives established by the compensation committee;

  •
  to compensate competitively with the practices of similarly situated internet infrastructure companies; and

  •
  to create management incentives designed to enhance stockholder value.

        We compete in an aggressive and dynamic industry and, as a result, believe that finding, motivating, and retaining quality employees, particularly senior managers, sales personnel, and technical personnel are key factors to our future success. Our compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our financial performance, either directly in the form of salary and bonuses paid in cash or indirectly in the form of appreciation of stock options and in certain instances, restricted stock granted to principal executive officers.

Cash Compensation

        We seek to provide cash compensation to our executive officers, including base salary and an annual cash bonus, at levels that are commensurate with cash compensation of executives with comparable responsibility at similarly situated telecommunications companies. Annual increases in base salary are determined on an individual basis based on market data and a review of the officer's performance and contribution to various individual, departmental, and corporate objectives. Cash bonuses are intended to provide additional incentives to achieve such objectives, and the amount of cash bonuses depends on the extent to which these objectives are achieved. In 2002, each officer's base salary and the amount of their cash bonus reflected the officer's performance and the accomplishment of individual, departmental and corporate objectives.

        The salaries and cash bonuses of each of our executive officers, other than our President and Chief Executive Officer, were determined by the committee, upon the recommendation of our President and Chief Executive Officer. The compensation committee sets new goals for each of our executives each fiscal year on the basis of past performance and objectives for the next fiscal year. Our President and Chief Executive Officer's base salary is determined by our board of directors, upon the recommendation of the committee. In January 2002, the named executive officers received bonuses ranging from 54% to 66% of base salary.

        Based on a review of public company proxy data, compensation data supplied by independent executive compensation research and consulting firms, and other relevant market data, the committee believes that cash compensation paid to our executive officers, including our President and Chief Executive Officer, were generally consistent with amounts paid to officers with similar responsibilities at similarly situated telecommunications companies. We note that competition for qualified management and technical personnel in the telecommunications industry is intense, and we expect such competition to remain intense for the foreseeable future. As a result, in order to insure access to qualified personnel, we believe that it will continue to be necessary to provide compensation packages, consisting of cash compensation and equity incentives, that are at least competitive with, and in certain instances superior to, compensation paid by other telecommunications companies.

Equity Based Compensation

        Restricted stock grants and stock options are periodically granted to provide additional incentive to executives and other employees to maximize long-term total return to our stockholders. Restricted stock and stock options are a particularly strong incentive because they are tied to our performance as a whole. Employees must remain employed by us for a fixed period of time in order for restricted stock or stock options to vest fully. Our restricted stock grants generally vest over a three-year period and stock options generally vest over a four-year period to encourage holders to continue in our employ. All of the equity grants made in the year ended December 31, 2002, were approved by either the compensation committee or the non-executive stock option committee, pursuant to their delegated authority, or our Board. In making their determinations, the committees consider the executive's position, such executive's individual performance, the number of options held (if any) and the extent to which such options are vested, and any other factors that the committees may deem relevant. The options awarded in 2002 reflect the accomplishment of the individual performance objectives of each executive officer and their contribution towards achieving departmental and corporate objectives.

Tax Deductibility of Executive Compensation

        Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to our President and Chief Executive Officer and to each of the other four most highly-compensated executive officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions (including stockholder approval). At this time, we have determined that the Section 162(m) deduction limitation does not apply because, through 2003, we continue to fall within the extended reliance period for corporations that become publicly held in connection with an initial public offering.

Compensation of our President and Chief Executive Officer

        Mr. Shutt's salary for 2002 included in the "Summary Compensation Table" was set by the compensation committee. Mr. Shutt was awarded a bonus of $150,000 in January 2002 at the discretion of the compensation committee. Mr. Boxer's salary for 2002 was determined by our Board and is reflected in the "Summary Compensation Table."

        The compensation committee endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and stockholders' interests. On November 13, 2002, when Mr. Boxer was named President and Chief Executive Officer, he was granted options to purchase a total of 600,000 shares of our common stock at an exercise price of $.30 per share, the fair market value on the grant date. The vesting schedule for these grants is reflected in the table headed "Option Grants in Last Fiscal Year" below.

        The compensation committee exercised its judgment and discretion in determining the level of each element of compensation, individually and in the aggregate, for Mr. Shutt and Mr. Boxer in 2002.

Conclusion

        We believe these executive compensation policies and programs serve the interests of our stockholders and us effectively. The various pay vehicles offered are carefully designed to provide increased motivation for senior executives to contribute to our overall future success, thereby enhancing our value for the stockholders' benefit.

        The foregoing report has been approved by all of the members of the compensation committee.

                      THE COMPENSATION COMMITTEE

                      Robert Gill
                      Carolyn Katz
                      Kevin Power

Compensation Committee Interlocks and Insider Participation

        The members of our compensation committee are Mr. Power (who chairs the committee), Mr. Gill and Ms. Katz. None of the members of the compensation committee, which reviews and approves the compensation of all of our directors and executive officers, is currently or has been, at any time since our formation, one of our officers or employees. None of our executive officers currently serves or in the past has served as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. Ms. Katz was a consultant to us from November 2001 through March 2002.

Summary Compensation Table

        The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the three years ended December 31, 2002 by our Chief Executive Officer and our next four most highly compensated executive officers who earned more than $100,000 in salary and bonus during the year ended December 31, 2002, whom we refer in this proxy statement collectively as the "named executive officers."

Summary Compensation Table

Compensation Awards
Annual Compensation
Name and Principal Position						Securities Underlying Options	All Other Compensation(1)
	Year	Salary		Bonus
Lance B. Boxer President and Chief Executive Officer	2002 2001 2000	$86,167 — —	(2)	$	— — —	600,000 — —	— — —
Patrick C. Shutt Former Chairman, President and Chief Executive Officer	2002 2001 2000	278,258 300,000 253,714			150,000 179,390 150,000	— 450,000 —	— — —
Robert E. Rainone, Jr. Former Chief Operating Officer and President, Global Operations	2002 2001 2000	215,000 215,000 165,529			139,750 150,037 107,500	— 500,000 —	— — —
Robert J. Pommer, Jr. Former Vice Chairman	2002 2001 2000	212,505 215,016 215,016			139,750 147,098 107,500	— 150,000 —	— — —
Scott D. Fehlan General Counsel and Secretary	2002 2001 2000	200,000 185,000 185,000			120,250 53,598 46,250	450,000 325,000 —	— — —

(1)
The amount for all other compensation in the form of perquisites and other personal benefits has been omitted because these perquisites and other personal benefits contributed less than the lesser of $50,000 or 10% of the total salary and bonus for each of the named executives.

(2)
Represents amounts paid to Mr. Boxer under an independent contractor agreement.

Stock Options

        The following table shows information regarding stock options granted to the named executive officers during the year ended December 31, 2002. The potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect projections or estimates of future stock price growth. Potential realizable values are computed by:

  •
  multiplying the number of shares of common stock underlying each option by the indicated exercise price per share;

  •
  assuming that the total stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option; and

  •
  subtracting from that result the total option exercise price.

  •
  Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

        The percentage of total options granted is based on an aggregate of 7,405,350 options granted by us during the year ended December 31, 2002, to our employees including the named executive officers. Unless otherwise indicated, options were granted with an exercise price equal to or higher than the fair market value of our common stock, as determined in good faith by our Board of Directors at the time of the grants.

Option Grants In Last Fiscal Year

	Individual Grants
			% of total Options Granted to Employees During Period			Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term
	Number of Securities Underlying Options Granted
Name				Exercise Price Per Share (2)	Expiration Date
						5%	10%
Lance B. Boxer	500,000 100,000	(1) (2)	6.75 1.35	$0.30 0.30	November 12, 2012 November 12, 2012	$73,300 14,660	$116,718 23,334
Scott D. Fehlan	450,000	(3)	6.07	0.42	June 2, 2012	129,302	205,891

(1)
Options vest as to 1/6th of the shares on the 16th day of each month beginning on November 16, 2002.

(2)
Options vested as to 100% of the shares on April 8, 2003, the date we received debt financing from CityNet Telecommunication, Inc.

(3)
Options vested as to 50% of the shares immediately on the day of grant and as to the remainder of the shares, 1/36th vest on the 16th day of each month beginning on June 16, 2002.

Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year-End Option Values

        The following table presents information regarding the named executive officers concerning option exercises for the year ended December 31, 2002 and exercisable and unexercisable options held as of December 31, 2002. The value of unexercised in-the-money options is based on a price of $0.19 per share, the closing sales price for our common stock on December 31, 2002 as quoted on the Nasdaq SmallCap Market, minus the per share exercise price, multiplied by the number of shares underlying the option.

	Number of Securities Underlying Unexercised Options at December 31, 2002
			Value of Unexercised In-The-Money Options at December 31, 2002
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Lance B. Boxer	166,667	433,333	$—	$—
Patrick C. Shutt	600,000	—	54,000	—
Robert J. Pommer, Jr.	300,000	—	54,000	—
Scott D. Fehlan	746,191	307,809	—	—

Other Benefits

        401(k) Retirement Plan.    We maintain a 401(k) retirement savings plan, covering our eligible full-time employees located in the United States. The 401(k) plan is intended to meet the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code, as amended, so that contributions to the 401(k) plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan. Under the 401(k) plan, employees may elect to reduce their current eligible compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit ($11,000 if under the age of 50 and $12,000 if age 50 or above in 2002) and to have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan does permit discretionary matching contributions to the 401(k) plan by us on behalf of participants in the 401(k) plan who have completed at least a year of service to us. To date, there have been no matching contributions.

        Employee Stock Purchase Plan.    We maintain an employee stock purchase plan that is available to substantially all employees located in the United States. Participating employees may purchase common stock at the end of each participation period at a purchase price equal to 85% of the lower of the fair market value of the stock at the beginning or the end of the period. The six-month participation periods run from May to October and from November to April each year. Employees may contribute up to 15% of their compensation to the plan, up to a maximum of $25,000 per calendar year.

Employment Agreements and Change-in-Control Arrangements

Employment Agreements

        From time to time, we have entered into employment agreements or independent contractor agreements with our executive officers, including the executive officers listed in the "Summary Compensation Table." Each of the employment agreements currently in effect is for a renewable one-year term.

        Lance B. Boxer.    In November 2002, Lance B. Boxer entered into an interim Chief Executive Officer agreement with us. Under the agreement, we pay an entity owned by Mr. Boxer a monthly fee of $55,000. This agreement had an initial term of six months, which has been extended through the expected closing (the "CityNet Closing") under the Stock Purchase Agreement with CityNet Telecommunications, Inc. We have agreed to enter into an employment agreement with Mr. Boxer contingent upon the CityNet Closing. Under this agreement, Mr. Boxer would be entitled to an annual salary of $400,000. This proposed agreement would have an initial term of two years after which it would be renewable for one-year terms.

        Annette Erdmann.    In December 2002, Annette Erdmann entered into an independent contractor agreement with us. Under this agreement, we pay Ms. Erdmann a monthly fee of approximately $32,500. This agreement has an initial term of one year. We have agreed to enter into an employment agreement with Ms. Erdmann contingent upon the CityNet Closing. Under this agreement, Ms. Erdmann would be entitled to an annual salary of $225,000. This agreement would have a renewable one-year term.

        Scott Fehlan.    In September 1999, Scott Fehlan entered into an employment agreement with us. In January 2001 we amended and restated our employment agreement with Mr. Fehlan. Mr. Fehlan is currently entitled to an annual salary of $215,000 and a commuting allowance of $500 per month.

        Les Hankinson.    In December 2002, Les Hankinson entered into an employment agreement with us. Mr. Hankinson is currently entitled to an annual salary of $180,000.

        Randall Lay.    In June 2002, Mr. Lay entered into an employment agreement with us. We amended our employment agreement with Mr. Lay in April 2003. Mr. Lay is currently entitled to an annual salary of $256,000.

        Robert Pommer.    In September 1998, Robert Pommer, formerly Vice Chairman, entered into an employment agreement with us. In February 1999, February 2000 and April 2000 we amended our employment agreement with Mr. Pommer. Mr. Pommer is currently entitled to an annual salary of $215,000 and a commuting allowance of $600 per month.

        Robert Rainone.    In February 2000, Robert Rainone, formerly Chief Operating Officer and President, Global Operations, entered into an employment agreement with us. We amended our employment agreement with Mr. Rainone in April 2000. Under the agreement Mr. Rainone was entitled to an annual salary of $215,000. Mr. Rainone was also entitled to a commuting allowance of $600 per month. Mr. Rainone's employment agreement had an initial term of one year and was renewable for additional one-year terms.

        Patrick Shutt.    In September 1998, Patrick Shutt, formerly Chairman, President and Chief Executive Officer, entered into an employment agreement with us. In February 1999 and February 2000, we amended our employment agreement with Mr. Shutt. Under the agreement Mr. Shutt was entitled to an annual salary of $300,000. Mr. Shutt was also entitled to a commuting allowance of $600 per month. Mr. Shutt's employment agreement had an initial term of three years and was renewable for additional one-year terms.

        We pay for or reimburse certain expenses for our executive officers, including commuting costs or commuting allowances, corporate housing or housing allowances, parking expenses and certain other personal expenses.

Change of Control Arrangements

        Our executive officers listed under "Executive Officer Information" (except for Lance B. Boxer) have provisions in their employment agreements which provide that if we terminate their individual employment terms for any reason other than cause, death or total disability, or if their authority, duties or responsibilities with us have been substantially reduced following a change of control, then we will (a) provide them with health insurance for the six month period after their termination and (b) pay them an amount equal to their base salaries for six months.

        We have agreed to enter into an employment agreement with Mr. Boxer contingent upon the CityNet Closing. Under this proposed agreement, if Mr. Boxer's employment terminates for any reason other than cause, death, disability or the expiration of his employment term, or if Mr. Boxer terminates his employment for "good reason" (a diminution in his duties, a required relocation or a reduction in his compensation), he will be entitled to (a) health insurance for the twelve month period after his termination at the same rate as if he were an active employee and (b) continue to receive his base salary for twelve months. In addition, Mr. Boxer will vest in any options that otherwise would have vested in the twelve month period following termination and he will have the right to exercise such options for a period of fifteen months following his last day of active employment.

        Except for one option grant to Ms. Erdmann and the option grants to Mr. Boxer noted above, unvested options to purchase shares held by our executives will fully vest if there is a change of control which results in both:

  •
  the sale of all or substantially all of our assets, any merger of us with another company or any other corporate reorganization in which more than 50% of our voting power is transferred; and

  •
  the officer no longer being employed by us or the successor entity for the 12 months after the change of control under substantially similar terms and conditions that existed prior to the change of control. The options may be exercised for three months after the executive ceases to be a service provider to us.

        We granted options to purchase 50,000 shares of our stock to Annette Erdmann on January 21, 2003, before Ms. Erdmann was an executive officer. This grant agreement does not contain the change of control provisions described above.

        Pursuant to Mr. Lay's employment offer letter and subject to board approval, if we undergo a change in control, we will grant Mr. Lay a fully vested option to purchase 100,000 shares of our common stock, with an exercise price equal to the fair market value of our stock on the date of grant. The CityNet Closing would constitute a change in control under Mr. Lay's employment offer letter.

        Mr. Lay and Mr. Fehlan received bonuses of $50,000 and $40,000, respectively, for successfully assisting the Company in entering into the definitive stock purchase agreement with CityNet. These amounts were paid upon CityNet's funding of the $5 million loan.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2003, by:

  •
  each of the individuals listed on the "Summary Compensation Table" above;

  •
  each of our directors;

  •
  each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock; and

  •
  all current directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2003, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

        Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.

        Percentage of ownership is based on 99,114,297 shares of common stock outstanding on March 31, 2003. The percentage of common stock outstanding as of March 31, 2003 is calculated in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the address of each of the individuals named below is: c/o Universal Access Global Holdings Inc., 233 South Wacker Drive, Suite 600, Chicago, Illinois 60606.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Shares Issuable Pursuant to Options and Warrants Exercisable Within 60 days of March 31, 2003	Percent Beneficially Owned
Entities Affiliated with ComVentures (1) 305 Lytton Avenue Palo Alto, CA 94301	13,160,090	25,000	13.30
Entities Affiliated with Internet Capital Group (2) 600 Building 435 Devon Park Drive Wayne, PA 19087	21,664,124	—	21.86
Lance B. Boxer	—	600,000	*
Anthony P. Dolanski (2)	21,664,124	—	21.86
H. Robert Gill	—	12,500	*
Carolyn F. Katz	—	30,000	*
Kevin P. Power	—	15,000	*
Mark F. Spagnolo	—	500,000	*
Roland A. Van der Meer (1)	13,160,090	25,000	13.30
Scott D. Fehlan	154,958	847,753	1.00
Robert J. Pommer, Jr. (3)	4,709,485	300,000	5.04
Robert E. Rainone, Jr.	500,000	—	*
Patrick C. Shutt (4)	3,370,235	—	3.40
All directors and executive officers as a group (15 persons)	43,558,892	2,846,920	45.51

*
Less than 1% of the outstanding shares of common stock.

(1)
Includes 12,390,375 shares held by Communication Ventures III, L.P., and 625,221 shares held by Communication Ventures III CEO & Entrepreneurs' Fund, L.P., 917 shares held by Mr. Van der Meer's wife in an IRA account, 143,577 shares held individually by Mr. Van der Meer and options to purchase 25,000 shares held individually by Mr. Van der Meer. The sole general partner of Communication Ventures III, L.P. and Communication Ventures III CEO & Entrepreneurs' Fund is ComVen III, L.L.C. The managing members of ComVen III, L.L.C. are Roland Van der Meer, David Helfrich and Clifford Higgerson. Roland Van der Meer, one of our directors, and each of the other managing members of ComVen III, L.L.C. disclaim beneficial ownership of the shares held by Communication Ventures III, L.P., and Communication Ventures III CEO & Entrepreneurs' Fund, except to the extent of their pecuniary interest therein. David Helfrich and Clifford Higgerson (managing members of ComVen III, L.L.C.) disclaim beneficial ownership of the shares held individually by Mr. Van der Meer's wife and to the shares held individually by Mr. Van der Meer.

(2)
Includes 21,664,124 shares held by ICG Holding, Inc., a direct wholly-owned subsidiary of Internet Capital Group, Inc. Anthony Dolanski is Chief Financial Officer of Internet Capital Group, Inc. Mr. Dolanski disclaims beneficial ownership of the shares held by ICG Holdings, Inc., except to the extent of his pecuniary interest therein.

(3)
Includes 3,345,533 shares held individually by Robert J. Pommer, Jr., as Trustee of the Robert J. Pommer, Jr. Declaration of Trust, 150,000 shares and an option to purchase 300,000 shares held individually by Robert J. Pommer, Jr., 199,545 shares held by Elizabeth M. Pommer as Trustee of the Elizabeth M. Pommer Declaration of Trust dated December 31, 1999 and 1,000,000 shares held by the Pommer Family Limited Partnership dated December 31, 1999. Also includes 6,807 shares held by Mr. Pommer's father as custodian for Mr. Pommer's son, who shares Mr. Pommer's household, under the Uniform Transfers to Minors Act; and 7,600 shares held by Mr. Pommer's father as custodian for Mr. Pommer's daughter, who shares Mr. Pommer's household, under the Uniform Transfers to Minors Act.

(4)
Includes 2,500,235 shares held by Patrick Shutt as Trustee of the Patrick C. Shutt Declaration of Trust dated December 22, 1999 and 870,000 shares held by the Shutt Family Limited Partnership. The general partners of the Shutt Family Limited Partnership are Patrick Shutt and his wife.

Audit Committee Report

        Our management is responsible for our internal financial controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for expressing an opinion on those financial statements based on their audit. Our audit committee's responsibility is to oversee and monitor these activities on behalf of our board of directors.

        We met and held discussions with our management and our independent accountants. Our management represented to us that our consolidated financial statements for the year ended December 31, 2002, were prepared in accordance with generally accepted accounting principles. We discussed the consolidated financial statement with both management and the independent accountants. We also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, we received from the independent accountants the written disclosures required by Independent Standards Board Statement No. 1 (Independence Discussions with Audit Committees), as amended, and discussed with the independent accountants their firm's independence.

        We received information concerning fees of the independent accountants for the year ended December 31, 2002, and have considered whether the provision of these services is compatible with maintaining the independence of the independent accountants.

        Based on the review and discussions referred to above, we recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                      By the Audit Committee:

                      Robert Gill
                      Carolyn Katz
                      Kevin Power
                      Roland Van der Meer

Audit Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements for the year ended December 31, 2002, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that year were $407,000.

Financial Information Systems Design and Implementation Fees

        PricewaterhouseCoopers LLP billed no fees for professional services rendered to us for information technology services relating to financial information systems design and implementation for the year ended December 31, 2002.

All Other Fees

        The aggregate fees billed by PricewaterhouseCoopers LLP for services rendered to us, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the year ended December 31, 2002, were $124,000. In making its recommendation to appoint PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2003, the Audit Committee has considered whether the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

PROPOSAL NO. 2:    RATIFICATION OF OUR APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2003

        Our board of directors has again selected PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2003. Although not required by law or otherwise, our selection of PricewaterhouseCoopers is being submitted to our stockholders as a matter of corporate policy for their approval. We anticipate that representatives of PricewaterhouseCoopers will be at the annual meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so. If this proposal is not approved, we will not replace PricewaterhouseCoopers for this fiscal year due to the added expense and delay that would result from the replacement and selection of a new auditor. Instead, we will consider the negative vote as a direction to consider a different auditor next year.

        The approval of holders of a majority of the shares of our common stock voting in person or by proxy at the annual meeting is required to ratify our appointment of PricewaterhouseCoopers to serve as our independent accountants for fiscal year 2003.

        Our board of directors recommends a vote "FOR" ratifying our appointment of PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2003.

PROPOSAL NO. 3:    APPROVAL OF THE ISSUANCE OF OUR COMMON STOCK TO CITYNET UNDER THE STOCK PURCHASE AGREEMENT

        We are asking our stockholders to approve the issuance of common stock to CityNet under the terms of the stock purchase agreement between CityNet and us dated April 7, 2003. Under the terms of the stock purchase agreement, among other things, we will issue to CityNet newly issued shares of our common stock representing 55% of our outstanding common stock on a fully-diluted basis (with any options and warrants having an exercise price in excess of $1.00 being excluded from the calculation of "fully diluted," subject to CityNet's right to receive compensating shares in the event that any of these options or warrants are subsequently exercised). See "Summary of CityNet Transactions" below.

        We are seeking approval of our stockholders because, under the rules governing issuers whose securities are included for quotation on Nasdaq, stockholder approval is required for certain stock issuances including, (1) stock issuances that result in a change of control of the issuer; and (2) stock issuances made in connection with the acquisition of stock or assets of another company and the issued securities have or will have, upon issuance, voting power in excess of 20% of the voting power outstanding before the issuance. The shares of our common stock issuable to CityNet pursuant to the stock purchase agreement would cause a change in control of us. After the closing, CityNet will own a majority of our outstanding common stock and will have designated five of our nine directors. In addition, the shares of our common stock issuable to CityNet will possess voting power in excess of 20% of the voting power outstanding before the shares are issued. As a result, the approval of holders of a majority of the shares of our common stock voting in person or by proxy at the annual meeting is required to approve the issuance of the shares of our common stock to CityNet under the terms of the stock purchase agreement.

Background of the CityNet Transactions

        On June 3, 2002, our board of directors established a special committee to consider alternative ways to maximize stockholder value, including business combinations, other strategic transactions and financing alternatives, and transactions in which one or more of our directors might have a direct or indirect interest. The special committee currently consists of three directors: Ms. Katz, who chairs the committee, Mr. Gill and Mr. Power. From October 2002 through January 2003, Mr. Van der Meer also served as a member of, and chaired, the special committee.

        At a meeting of the special committee on June 3, 2002, our general counsel advised the committee regarding the duties of the members of the committee and the scope of authority the board had delegated to the committee. Our management discussed with the special committee a proposed transaction with a company that provides telecommunications services ("Company #1"), and the proposed engagement of an investment bank to serve as our financial advisor in connection with the potential transaction.

        At meetings of the special committee during the summer of 2002, the special committee discussed with management the general condition of the telecommunications industry and our condition in particular. The special committee concluded that it could be difficult to raise additional capital and, if capital were available, it would be on terms that would be significantly dilutive. Additionally, the special committee and the board of directors met several times to discuss the proposed terms and conditions of a transaction with Company #1, including the proposed structure of the transaction and the composition of the board of directors and management team after a potential transaction. Our board of directors also met with representatives from our investment bank to discuss the financial model and underlying assumptions of a proposed transaction with Company #1 and the potential benefits and risks of the transaction to our stockholders and us.

        At a meeting of the special committee on July 9, 2002, the special committee discussed changes to the non-binding summary of proposed terms that we had sent to Company #1 and the status of management's conversations with another company that provides telecommunications services ("Company #2"). At subsequent meetings of the special committee in July 2002, the committee discussed with outside counsel the proposed transaction with Company #1. Subsequently, our board of directors met several times with management and with our investment bank to discuss the proposed transaction with Company #1. Our board of directors also discussed a term sheet received from Company #2.

        On September 11, 2002, management informed the special committee that Company #1 indicated that it was not interested in pursuing a proposed transaction. Management also discussed with the special committee the status of conversations with CityNet regarding a potential transaction. The special committee also discussed the proposed engagement of Broadmark Capital, LLC ("Broadmark") to serve as our financial advisor.

        In September 2002, we responded to due diligence requests of CityNet and representatives of CityNet visited our offices to review due diligence materials and meet with our employees. During the fall of 2002, we worked with CityNet to prepare financial models projecting anticipated results of our combined operations.

        At meetings held in October and November 2002, the special committee met with management to discuss our business plan and financial model and terms of non-binding summaries of potential transactions received from CityNet, Company #2 and two other groups that indicated interests in potential transactions with us. Additionally, the special committee discussed the status of negotiations with Broadmark and the proposed fees to be paid to Broadmark. Also during this period, our board of directors met to discuss our financial performance, business plan, projected cash needs, anticipated uses of new capital and the possibility that certain of our existing stockholders might be interested in making an investment in us. Our board of directors also discussed the process for evaluating our strategic and financing alternatives, including the potential engagement of an expert to serve as a financial advisor and to provide a fairness opinion, if appropriate.

        In December 2002, the special committee approved the engagement of Broadmark. In addition, our board of directors and the special committee met to review our financial and strategic alternatives and evaluate the merits of a financing transaction as compared to an operational merger or combination. The special committee also reported to the board that there were no significant developments in the discussions with Company #1 or Company #2.

        At meetings held in January and February 2003, our board of directors discussed with management the financing alternatives available to us. Our board of directors discussed the amount of financing to be raised, the timing of any transaction, issues relating to a financing transaction compared to an operational merger or combination, the engagement of a financial advisor to issue a fairness opinion relating to any such transaction and our prospects and alternatives if we did not obtain sufficient financing or complete a strategic transaction. Our board of directors determined that the investments proposed by two of our existing stockholders were not sufficient to address our financing needs. Subsequently, our board of directors and the special committee determined that the potential transaction with CityNet was likely the most advantageous transaction available to us. After further discussions, the board directed management and the special committee to negotiate with CityNet the terms of a potential transaction.

        In March 2003, our board of directors authorized management to negotiate definitive agreements with CityNet. Also, the special committee engaged Ernst & Young Corporate Finance LLC ("EYCF") to issue a fairness opinion to our board of directors relating to the proposed CityNet transaction. In addition, we received drafts of the stock purchase agreement and ancillary documents from CityNet and instructed our counsel to negotiate changes to these agreements and to review certain due diligence materials. Thereafter, we finalized the terms of the stock purchase agreement, ancillary agreements and schedules and negotiated with CityNet the terms of a $5 million loan secured by a lien on substantially all of our assets.

        At a meeting of the special committee on April 6, 2003, the special committee heard a presentation from EYCF as to the fairness of the CityNet transaction from a financial point of view. The special committee unanimously recommended the approval of the CityNet transaction to our board of directors. On April 6, 2003, our board of directors heard the presentation from EYCF and unanimously approved the CityNet transaction.

        On April 7, 2003, we signed definitive agreements with CityNet for the CityNet transaction. On April 8, 2003, CityNet loaned $5 million to us.

Summary of the CityNet Transactions

        On April 7, 2003, we entered into several related agreements with CityNet. We issued a promissory note and, together with certain of our subsidiaries, entered into a guarantee and security agreement pursuant to which CityNet loaned us $5 million on April 8, 2003. The promissory note bears interest at 12% per annum, compounded quarterly, and is payable on the earlier of the closing of the stock purchase agreement or April 6, 2004. The promissory note is secured by substantially all of our assets. We are in the process of finalizing a pledge agreement granting CityNet a perfected lien in the stock of certain of our subsidiaries.

        Additionally, on April 7, 2003, we entered into the stock purchase agreement with CityNet. Pursuant to the terms of the stock purchase agreement, assuming all closing conditions are satisfied or waived, (1) CityNet will pay us $16 million in cash (which amount will be offset by the unpaid principal and accrued interest owed by us to CityNet under the promissory note), (2) CityNet will transfer to us fiber optic network assets located in Albuquerque, New Mexico and Indianapolis, Indiana, (3) we will issue to CityNet newly issued shares of our common stock representing 55% of our outstanding common stock on a fully-diluted basis (with any options and warrants having an exercise price in excess of $1.00 being excluded from the calculation of "fully diluted," subject to CityNet's right to receive compensating shares in the event that any of these options or warrants are subsequently exercised), and (4) we will assume a $2 million debt obligation owed by CityNet to a third party. This debt obligation matures in a single installment on December 31, 2007, and does not bear interest until January 1, 2006. Thereafter, it bears interest at 8% per annum.

Closing Conditions to Stock Purchase Agreement

        The stock purchase agreement provides for several conditions that must be satisfied or waived on or prior to the closing date of the transaction, including, among other things, the following:

  •
  Our stockholders must have approved the stock purchase agreement and related transactions;

  •
  We must have received necessary regulatory approvals and consents;

  •
  No event or series of events shall have occurred that have had or could reasonably be expected to have a material adverse effect on us. The term "material adverse effect" means a material adverse effect on our business, operations, condition (financial or otherwise) or future prospects of our business currently being conducted, taken as a whole, other than any effect (a) relating to or arising out of an event, matter, occurrence or action (1) affecting the United States or global economy generally, (2) primarily caused by or related to the announcement or pendency of the transactions contemplated or by the stock purchase agreement; or (3) resulting from actions taken by us or our subsidiaries at the request of CityNet or (b) arising solely from the decline in the price of our stock;

  •
  Our board of directors shall consist of nine members, five of whom, including the chairman, are designated by CityNet and four of whom are designated by us;

  •
  We must have consolidated our obligations under certain minimum revenue commitments;

  •
  We must have settled and been dismissed from certain litigation;

  •
  We must have assumed $2 million of a debt obligation CityNet owes to a third party;

  •
  We must have executed a registration rights agreement granting to CityNet certain demand and piggyback registration rights to register the shares we will issue to CityNet under the stock purchase agreement;

  •
  Certain of our significant stockholders must have executed a stockholders' agreement in which they agree (1) not to sell or transfer our common stock owned by them, with certain limited exceptions, for a period of twelve months after the closing under the stock purchase agreement, and (2) to elect a board of directors consisting of nine directors, five of whom are designated by CityNet and four are designated by us;

  •
  As of the closing, we have cash and cash equivalents of not less than: (1) $5 million if the closing occurs before June 1, 2003; (2) $4 million if the closing occurs on or after June 1, 2003 but before July 1, 2003; or (3) $2 million if the closing occurs on or after July 1, 2003; and

  •
  As of the closing, we have net working capital, on a consolidated basis with our subsidiaries, of not less than: (1) ($22 million) if the closing occurs before June 1, 2003; (2) ($23 million) if the closing occurs on or after June 1, 2003 but before July 1, 2003; or (3) ($25 million) if the closing occurs on or after July 1, 2003.

No Solicitation

        In the stock purchase agreement, we agreed that we will not and we will not authorize or permit any of our subsidiaries, officers, directors, employees, investment bankers, consultants or other agents to:

  •
  solicit, initiate or encourage the submission of any acquisition proposal (as defined below);

  •
  engage in discussions or negotiations or furnish to any person any information with respect to an acquisition proposal;

  •
  knowingly facilitate any effort or attempt to make an acquisition proposal; or

  •
  approve or enter into any agreement or understanding relating to an acquisition proposal or take any action to cause our board to withdraw or modify its recommendation to approve the stock purchase agreement and related transactions.

        However, we may negotiate or otherwise engage in substantive discussions with and furnish information to any person in response to an unsolicited acquisition proposal if: (1) we provide notice of the acquisition proposal to CityNet including the terms and conditions of any such acquisition proposal; (2) a majority of our board of directors who have no interest in the acquisition proposal (the "disinterested board members") determine in good faith that the acquisition proposal could reasonably be expected to result in a superior proposal (as defined below); and (3) our board of directors has received a written opinion from outside legal counsel that the failure to take such action could reasonably be deemed to be inconsistent with its fiduciary duties under applicable law.

        As defined in the stock purchase agreement, an "acquisition proposal" is any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination or other similar transaction involving us or our subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 25% of our voting power, or all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, other than the transactions contemplated by the stock purchase agreement. A "superior proposal" means any bona fide written acquisition proposal which (1) a majority of the disinterested board members determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the acquisition proposal) is more favorable to our stockholders (in their capacities as stockholders) and/or, if applicable, our creditors than the transactions contemplated by the stock purchase agreement; and (2) any conditions to the acquisition proposal are reasonably capable of being satisfied promptly, including a conclusion that financing for the acquisition proposal, to the extent required, is then committed or is, in the good faith judgment of a majority of our disinterested board members, reasonably available to the person making the acquisition proposal.

Termination Rights

        The stock purchase agreement may be terminated at any time prior to closing, whether before or after stockholder approval, by:

  (a)
  mutual consent of CityNet and us;

  (b)
  by either CityNet or us if (1) the closing does not occur on or prior to August 31, 2003, or (2) a governmental entity of competent jurisdiction in the United States has issued an order or decree permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the stock purchase agreement and the order or decree is final and non-appealable;

  (c)
  by us, (1) if our board of directors has entered into or publicly announced its intention to enter into an agreement with respect to any acquisition proposal that the board of directors determines, in good faith after consultation with its financial advisors, is a superior proposal, provided also that (x) a majority of our disinterested board members determine that the acquisition proposal could reasonably be expected to result in a superior proposal, (y) our board of directors receives a written opinion from outside legal counsel that the failure to take such action could reasonably be deemed to be inconsistent with its fiduciary duties, and (z) we pay CityNet a termination fee (described below); (2) after giving effect to any cure periods, if any representation or warranty made by CityNet in the stock purchase agreement was not true when made, or CityNet fails to observe or perform any of its obligations under the stock purchase agreement; or (3) if CityNet has made any material amendments to the schedules delivered by it pursuant the stock purchase agreement; or

  (d)
  by CityNet, (1) if our board of directors withdraws or adversely modifies its recommendation to our stockholders to approve the stock purchase agreement or enters into an agreement with respect to any acquisition proposal with a person other than CityNet; (2) if any person or group becomes the beneficial owner of 25% or more of our outstanding shares of common stock; (3) we have made any material amendments to the schedules delivered by us pursuant to the stock purchase agreement; or (4) after giving effect to any cure periods, if any representation or warranty made by us in the stock purchase agreement was not true when made, or we fail to observe or perform any of our obligations under the stock purchase agreement.

        If the stock purchase agreement is terminated for the reasons described in (c)(1) or (d) above, we must pay to CityNet a termination fee equal to $750,000 immediately following termination of the stock purchase agreement. If the stock purchase agreement is terminated for reasons described in (b)(1), (c)(1) or (d) above and if within the twelve-month period following the termination our board of directors accepts an acquisition proposal, promptly upon accepting the acquisition proposal, we must pay to CityNet a termination fee (in addition to the fee described in the preceding sentence) of $2,250,000.

Voting Agreement

        In connection with the execution of the stock purchase agreement, certain of our significant stockholders entered into a voting agreement with CityNet. Under the terms of the voting agreement, these stockholders agreed to vote the shares of our common stock owned by them in favor of the transactions contemplated by the stock purchase agreement. As of April 7, 2003, these stockholders collectively owned common stock representing approximately 49% of our outstanding common stock. Additionally, these stockholders have agreed to vote for the election of the CityNet director nominees to be appointed to our board of directors upon consummation of the transactions contemplated by the stock purchase agreement. See "Composition of our Board of Directors" below.

Composition of our Board of Directors

        One of the conditions for consummating the transactions contemplated by the stock purchase agreement is that our board of directors consist of nine members, five of whom, including the chairman, are to be designated by CityNet. We anticipate that, concurrent with the closing under the stock purchase agreement, our board will increase the size of our board of directors from seven to nine authorized members, three of our existing directors will resign from our board and CityNet's five designees will be appointed to fill the vacancies and newly-created directorships. To the extent that CityNet designees meet the requirements under applicable law to serve on any committee of our board of directors, the CityNet designees will be entitled to serve on such committees in the same proportion as their representation on our board of directors.

Financial Advisor

        In December 2002 we engaged Broadmark to provide financial advisory and investment banking services. Under the engagement, Broadmark is obligated to use its best efforts to raise capital from a mutually agreed upon list of third parties. The compensation for such services is success based. If the closing under the stock purchase agreement with CityNet occurs, then we would be obligated to pay Broadmark a cash fee of $750,000 and issue to Broadmark a warrant to acquire 1,000,000 shares of our common stock at a price of $0.22 per share. We have paid Broadmark $30,000 as a retainer fee under the engagement letter. We also are obligated to reimburse Broadmark for the reasonable and necessary out-of-pocket expenses Broadmark incurs providing services.

        Additionally, in March 2003, we retained EYCF to issue a fairness opinion in connection with the CityNet transaction. Under the terms of our engagement, we paid EYCF a retainer of $100,000 upon execution of the engagement letter on March 20, 2003 and an additional $100,000 became payable when EYCF informed our board of directors that it was prepared to issue the fairness opinion. We also agreed to reimburse EYCF for its reasonable and properly documented out-of-pocket expenses and to indemnify it against certain liabilities that may arise out of delivering its fairness opinion. EYCF's compensation is not contingent upon the content of its opinion or the consummation of the transactions contemplated by the stock purchase agreement. See "Opinion of Our Financial Advisor" below.

Opinion of Our Financial Advisor

        On March 20, 2003, our board of directors retained EYCF to render an opinion as to the fairness, from a financial point of view, of the consideration to be paid to us by CityNet pursuant to the stock purchase agreement and the transactions contemplated thereby.

        EYCF delivered an oral opinion to our board of directors on April 6, 2003, subsequently confirmed in its written opinion dated April 6, 2003, that, as of such date, based upon and subject to certain assumptions, factors, and limitations set forth in such opinion, the consideration to be paid by CityNet pursuant to the stock purchase agreement is fair to us, from a financial point of view.

        The full text of EYCF's written opinion, which summarizes the assumptions made, matters considered, and limitations on the review undertaken in connection with the opinion, is attached to this Proxy Statement as Appendix B and should be read in its entirety. EYCF's opinion was prepared solely for the benefit and use of our board of directors and addresses only the fairness of the consideration to be paid by CityNet from a financial point of view. EYCF's opinion does not constitute a recommendation to our board of directors or to any stockholder as to how he or she should vote with respect to the proposed transaction. The summary of EYCF's opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

        In connection with rendering this opinion, EYCF, among other things:

  •
  reviewed a draft copy, dated April 3, 2003, of the stock purchase agreement, including the specific terms of the transactions contemplated in the agreement;

  •
  reviewed a draft copy, dated April 2, 2003, of the promissory note in the initial principal amount of $5,000,000;

  •
  reviewed our annual report and report on Form 10-K for the fiscal years ended December 31, 2001 and 2000;

  •
  reviewed a draft copy, dated March 26, 2003, of our report on Form 10-K for the fiscal year ended December 31, 2002;

  •
  reviewed our quarterly reports on Form 10-Q for the fiscal quarters ended September 30, June 30 and March 31, 2002;

  •
  reviewed certain publicly available information about us and compared that information to other public companies considered comparable by EYCF;

  •
  reviewed financial projections prepared by our management relating to our business, earnings, cash flow, assets and liabilities for the fiscal years ending December 31, 2003 through 2007;

  •
  reviewed information about our customers, contracts, employees, competitors and overall business prospects;

  •
  reviewed information relating to the nature and estimated value of the fiber optic telecommunications rings that are being transferred to us pursuant to the stock purchase agreement;

  •
  met with various members of our management and our auditor to discuss our legal matters, operations, sales, strategic direction and audited financial statements; and

  •
  performed other studies, analyses, inquiries and investigations and considered other matters as EYCF deemed appropriate.

        In rendering its opinion, EYCF assumed and relied upon the accuracy and completeness of the financial and other information available from recognized public sources and us, in both cases without any independent verification of the information. EYCF assumed that all information provided by us was prepared on a good faith reasonable basis reflecting our best currently available estimates and judgments. EYCF did not interview our customers, evaluate technologies, or conduct inspections of any properties or facilities, nor did it independently value or appraise our assets or the assets of CityNet. The terms and conditions of the transaction contemplated by the stock purchase agreement were determined without EYCF's involvement. EYCF expressed no opinion as to whether better terms could have been achieved on our behalf. In addition, EYCF relied on the current economic, monetary and market conditions in reaching its opinion. In arriving at its opinion, EYCF did not attribute disproportionate weight to any of the analyses described below.

        The following is a summary of the material analyses EYCF employed in connection with its opinion.

        Common Stock Price Analysis.    First, EYCF prepared a price analysis comparing the performance of our common stock to that of certain comparable companies both during the twelve-month period ending March 27, 2003, and the three-year period ending March 27, 2003. The three-year analysis indicates that our stock performance has tracked the overall decline experienced by other comparable telecommunications companies. However, the twelve-month analysis illustrates that specific concerns about our ability to survive the downturn in the telecommunications industry and to withstand continued losses caused our common stock's performance to be weaker than the common stock of comparable companies during the same period.

        EYCF then used the March 27, 2003 closing price to analyze whether CityNet was paying a premium to or receiving a discount from, our prevailing market price in purchasing the shares under the purchase agreement. EYCF concluded from this analysis that CityNet will be paying an effective premium of 0.4% as compared to the closing price of our common stock on March 27, 2003. The following chart illustrates how EYCF calculated the premium.

(Dollars in Thousands)
Current Market Capitalization:
Current share price (as of 3/27/03)	$0.12
Shares outstanding	99,371

Current market capitalization	$11,925
Net Deal Consideration:
Cash consideration	16,000
Fiber Ring Assets	700
Assumed debt	(2,000)

Net deal consideration	$14,700

Pro-Forma Market Capitalization:
Current market capitalization	11,925
Net deal consideration	14,700

Pro-forma market capitalization	$26,625
Calculation of Premium / (Discount):
Post-transaction ownership	55.00%
Implied ownership based on pro-forma market cap	55.21%
Premium Paid	0.4%

        EYCF then compared this premium to other private investments in public equity securities selected by EYCF. The following chart sets forth the transactions reviewed by EYCF and the corresponding premium or discount from market price paid by the purchasers of shares in those transactions.

							Discount Analysis
Date	Company	Ticker	Security Sold	Proceeds ($ mil)	Market Cap. ($ mil)	Proceeds as % of Market Cap.	One Day Prior	Five Day Prior Avg.	One Month Prior Avg.
03/12/03	Dot Hill Systems Corporation	HIL	Common Stock	$17,812,500	$117,770,721	15.1%	22.7%	13.2%	8.8%
02/13/03	Indus International, Inc.	IINT	Common Stock	10,307,220	66,129,043	15.6%	21.1%	22.7%	17.6%
02/12/03	Niku Corporation	NIKU	Common Stock	5,300,000	38,642,590	13.7%	23.4%	18.3%	15.2%
01/27/03	XM Satellite Radio Holdings, Inc.	XMSR	Common Stock	15,000,000	392,839,692	3.8%	42.6%	41.7%	21.7%
10/02/02	TippingPoint Technologies, Inc.	TPTI	Common Stock	10,005,967	40,471,794	24.7%	13.2%	2.4%	8.4%
07/19/02	Terremark Worldwide, Inc.	TWW	Common Stock	10,200,000	139,047,930	7.3%	14.7%	3.3%	NM
05/24/02	Neoware Systems, Inc,	NWRE	Common Stock	12,000,000	100,511,624	11.9%	13.8%	13.3%	8.5%
04/29/02	CIBER, Inc.	CBR	Common Stock	14,999,998	410,606,530	3.7%	9.6%	11.4%	19.1%
04/17/02	Trikon Technologies, Inc.	TRKN	Common Stock	12,573,502	160,480,824	7.8%	11.4%	7.2%	10.6%
04/04/02	Carreker Corporation	CANI	Common Stock	10,039,736	196,852,610	5.1%	11.0%	10.5%	5.4%
03/27/02	Cross Media Marketing Corporation	XMM	Common Stock	11,607,488	166,888,138	7.0%	16.9%	13.4%	12.4%

			Mean	$11,804,219	$166,385,590	10.5%	18.2%	14.3%	12.8%
			Median	$11,607,488	$139,047,930	7.8%	14.7%	13.2%	11.5%

Source: PlacementTracker, April 3, 2003

        Comparable Public Company Analysis.    Next, EYCF compared various measures of our historical financial performance on a pro forma basis giving effect to the CityNet transaction to that of six publicly traded companies that, like us, have market capitalizations below $200 million and provide wholesale communications services and/or focus on providing local connectivity services. The comparable companies chosen by EYCF were:

    Allegiance Telecom
    iBasis
    Internap Network Services Corporation
    ITXC Corp.
    Pac-West Telecomm
    Talk America

        The following chart summarizes this analysis:

(dollars in millions, expept per share data)	Allegiance	iBasis	Internap	ITXC	Pac-West	Talk America	Low	High	Mean	Median	UAXS Pro-Forma (2)
Enterprise value at 3/27/03 (1)	$228.0	$20.7	$104.5	$62.5	$13.6	$209.7	$13.6	$228.0	$106.5	$83.5	$26.6
Revenue (LTM 12/31/02)	771.0	164.9	132.5	268.4	143.5	317.5	132.5	771.0	299.6	216.7	101.2
EBITDA (LTM 12/31/02)	(71.6)	(31.2)	(15.6)	(5.5)	31.0	68.8	(71.6)	68.8	(4.0)	(10.5)	(30.3)
Property and equipment, net (12/31/02)	924.1	32.4	88.4	34.7	159.6	66.9	32.4	924.1	217.7	77.7	20.6

Enterprise value / revenue	0.3x	0.1x	0.8x	0.2x	0.1x	0.7x	0.1x	0.8x	0.4x	0.3x	0.3x
Enterprise value / EBITDA	NM	NM	NM	NM	0.4x	3.0x	0.4x	3.0x	1.7x	1.7x	NM
Enterprise value / P&E, net	0.2x	0.6x	1.2x	1.8x	0.1x	3.1x	0.1x	3.1x	1.2x	0.9x	1.3x
LTM gross margin %	48%	13%	37%	10%	63%	51%	10%	63%	37%	42%	26%
LTM EBITDA margin %	NM	NM	NM	NM	22%	22%	22%	22%	22%	22%	NM

(1)
Market capitalization plus fair market value of net debt and preferred stock

(2)
Represents post-transaction pro-forma market capitalization

        Precedent Transactions Analysis.    EYCF then analyzed acquisitions of, and investments in, similar businesses to ours that have been announced since December 31, 2001, to develop a range of transaction multiples. Only companies that provide communications services were included in the analysis. EYCF included companies both inside and outside bankruptcy in this particular analysis. As the following chart illustrates, transaction analyses were performed on four acquisitions and three transactions involving capital investments (denoted in bold). The multiples from these transactions were then compared to our multiples calculated on a pro forma basis giving effect to the CityNet transaction.

						Target		Transaction Multiples
Close Date	Acquiror/Investor	Target	Bkrptcy Filing Date (if applicable)	LTM Ended	Enterprise Value	LTM Revenues	P&E, Net	LTM Revenues	P&E, Net
					(dollars in millions)
Pending	C III Communications	Broadwing Broadband Division	NA	9/30/02	$129.0	$1,108.6	$1,989.2	0.1x	0.1x
12/31/02	AIG Capital Partners (21.3%)	Primus Telecommunications	NA	12/31/02	441.6	1,024.1	330.1	0.4x	1.3x
2/4/03	Level 3 Communications	Genuity	11/27/02	9/30/02	60.0	1,092.4	751.4	0.1x	0.1x
1/8/03	Management (28.7%)	Covista Communications	NA	10/31/02	48.7	93.5	14.6	0.5x	3.3x
1/13/03	DSL.net	Network Access Solutions	6/4/02	3/31/02	14.0	38.4	33.7	0.4x	0.4x
10/30/02	SCANA Corp./C. Lanier (12.5%)	ITC^DeltaCom	6/25/02	3/31/02	379.2	422.5	669.1	0.9x	0.6x
3/20/02	Broadview Networks	Network Plus Corp.	2/5/02	9/30/01	15.8	293.6	364.5	0.1x	0.0x
			Low		14.0	38.4	14.6	0.1x	0.0x
			High		441.6	1,108.6	1,989.2	0.9x	3.3x
			Mean		155.5	581.9	593.2	0.3x	0.8x
			Median		60.0	422.5	364.5	0.4x	0.4x
			UAXS Pro-Forma(1)		$26.6	$101.2	$20.6	0.3x	1.3x

(1)
Represents post-transaction pro-forma market capitalization

        EYCF noted that because only two of the transactions set forth above occurred outside of bankruptcy, the data was not sufficient to complete a premium/discount analysis. EYCF went on to explain, however, that of the two transactions involving companies outside of bankruptcy, one occurred at a slight discount to the market, while the other occurred at a slight premium.

        Discounted Cash Flow Analysis.    Next, EYCF performed a discounted cash flow analysis based on our projected cash flows for the years ending December 31, 2003 through 2012. In performing this analysis and based on discussions with our management EYCF made several adjustments to the operating and financial assumptions in the forecast prepared by our management to develop adjusted financial projections for purposes of its analysis. With this information, EYCF discounted to present value the projected stream of free cash flows and the terminal value, calculated by applying a range of multiples to the free cash flow projected for 2012. EYCF used a terminal multiple based on the trading multiples of publicly-traded telecommunications companies with mature cash flow streams. EYCF also calculated a terminal value assuming a constant growth rate of 3%-4% to the free cash flow projected for 2012. To calculate the value of our equity after the transactions contemplated by the stock purchase agreement have been completed, EYCF subtracted the anticipated total debt and restructuring liabilities from our calculated enterprise value. The financial projections made by our management assume that the impending capital infusion will have a positive impact on our revenue generation and the disconnection rate of circuits we currently provide to clients. Our management also assumed that the assets we will acquire and liabilities we will assume in the transaction will have a modestly positive impact from an operating perspective.

        In discounting the projected cash flows to present value, EYCF used discount rates ranging from 35%-45%, EBITDA terminal multiples ranging from 4.5 to 5.5 times and constant growth rates of 3%-4%. The following chart illustrates the total equity values derived through this analysis which ranged from $22.0 to $32.0 million.

	Equity Value Indications
	EBITDA Exit Multiple Method			Constant Growth Method
Discount Rate
	4.5x	5.0x	5.5x	3.0%	3.5%	4.0%
	(Dollars in Thousands)
35.0%	$33,618	$34,810	$36,002	$28,150	$28,329	$28,514
40.0%	26,663	27,502	28,341	22,374	22,478	22,584
45.0%	21,616	22,214	22,811	18,321	18,384	18,448

        Liquidation Analysis.    Finally, EYCF prepared a liquidation analysis, noting that, based on our own current financial projections, we would not have adequate cash to fund expected losses through the third quarter of 2003. Because we believe it is unlikely that we could raise sufficient capital to avert a potential bankruptcy filing in fiscal year 2003, EYCF prepared a summary liquidation analysis to estimate the value that might be available to our common stockholders in the event of a liquidation of our business. The analysis assumes that our assets would be liquidated on an orderly basis. It also assumes that outstanding liabilities, other claims and bankruptcy costs will be paid before any distributions are made to our common stockholders. EYCF used the December 31, 2002, balance sheet to begin its liquidation analysis and adjusted the book values of certain assets to reflect values that might be realized in an orderly liquidation proceeding. EYCF also significantly discounted the value of our fixed assets because of the general surplus of equipment in the telecommunications infrastructure market currently available.

        Given the value of our current outstanding liabilities, mandatory lease payments, outstanding purchase commitments and the costs of filing for bankruptcy, EYCF concluded that our common equity would not have a positive value in a liquidation scenario since our assets would be depleted before any distributions were made to our shareholders.

        The summary set forth above does not purport to be a complete description of EYCF's analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. EYCF believes that the summary and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. EYCF based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry specific factors. EYCF's analyses are not necessarily indicative of actual values or actual future results that might be achieved, as these values could be higher or lower than those indicated. Moreover, EYCF's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses or securities actually could be bought and sold. EYCF did not attribute any value to our UIX database or to our existing customer contracts.

        Under the terms of our engagement, we paid EYCF a retainer of $100,000 upon execution of the engagement letter on March 20, 2003, and an additional $100,000 became payable when EYCF informed our board of directors that it was prepared to issue the fairness opinion. We also agreed to reimburse EYCF for its reasonable and properly documented out-of-pocket expenses and to indemnify it against certain liabilities that may arise out of delivering its fairness opinion. EYCF's compensation is not contingent upon the content of its opinion or the consummation of the transactions contemplated by the stock purchase agreement.

        EYCF has advised us that its fairness opinion is solely for our benefit and use and, as such, may not be relied upon by third parties. EYCF believes that under the terms of its engagement with us, EYCF has no legal responsibility to any other persons as a result of the express disclaimers described above.

        Our board of directors recommends that our stockholders vote "FOR" the issuance of the shares of our common stock to CityNet as contemplated by the stock purchase agreement.

PROPOSAL NO. 4:    APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING COMMON STOCK

        Our board of directors adopted a resolution seeking stockholder approval to amend our restated certificate of incorporation to effect a reverse stock split of our common stock. If the reverse stock split is approved by our stockholders, our board of directors may subsequently effect, in its sole discretion, the reverse stock split based upon any of the following three ratios: one-for-twenty, one-for-thirty or one-for-forty. The approval of holders of a majority of our shares of common stock entitled to vote at the annual meeting is required to approve the amendment. A reverse stock split would not be effective until the amendment to our certificate of incorporation is filed with the Secretary of State of the State of Delaware. Approval of Proposal No. 4 by our stockholders would give our board of directors authority to implement a reverse stock split at any time prior to the date of our 2004 annual meeting of stockholders. Even if our stockholders approve the amendment, our board of directors has reserved the discretion not to effect the reverse stock split and abandon effecting the reverse stock split without further action by our stockholders.

Reasons for a Reverse Stock Split

        Our common stock is currently quoted on the Nasdaq SmallCap Market under the symbol "UAXS." In order for our common stock to continue to be quoted on the Nasdaq SmallCap Market, we must satisfy various listing maintenance standards established by Nasdaq, including the following: (1) we must have stockholders' equity of $2.5 million, market capitalization of $35 million or net income of $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years; (2) our stock price must have a minimum bid price of $1.00 per share; (3) we must have at least 300 stockholders who each hold 100 shares or more; and (4) we must have at least 500,000 publicly held shares.

        On June 6, 2002, we received notice from Nasdaq that we were not in compliance with the $1.00 minimum bid price per share requirement for continued listing on the Nasdaq National Market, the trading system on which our common stock was quoted at that time. We were provided 90 calendar days, or until September 4, 2002, to achieve renewed compliance. On August 7, 2002, Nasdaq approved our application to transfer our common stock to the Nasdaq SmallCap Market and we were granted until December 3, 2002, to achieve renewed compliance with the $1.00 minimum bid price per share requirement. However, in December 2002, Nasdaq determined that we met all other listing requirements and provided us until June 2, 2003, to achieve renewed compliance with the $1.00 per share bid price requirement. In order to meet the minimum bid price requirement our common stock would need to trade at or above $1.00 per share for at least ten consecutive business days during the grace period. If during the current grace period we do not meet the minimum bid price requirement, our common stock may be subject to delisting from the Nasdaq SmallCap Market, subject to Nasdaq's ability to extend the deadline by 90 days if we meet certain criteria. If our common stock is delisted from the Nasdaq SmallCap Market, we may be required to seek quotation of our shares in the over-the-counter market which is viewed by most investors as a less desirable, less liquid marketplace. If this occurs, it could be more difficult for investors to sell our common stock or obtain the same level of market information as to the price of our common stock as is currently available. Delisting from the Nasdaq SmallCap Market could adversely affect the liquidity and the price of our common stock and could have a long-term adverse impact on our ability to raise future capital through a sale of our common stock.

        Our board of directors believes that it is in the best interests of our stockholders and us for the board of directors to have the authority to effect a reverse stock split in an effort to return our stock price to a higher price level. Our board of directors believes that if our common stock maintains a higher price after a reverse stock split, the higher price may facilitate our ability to satisfy the listing requirements of the Nasdaq SmallCap Market. Our board of directors also believes that if our common stock maintains a higher price after a reverse stock split, the higher price may meet investing guidelines for certain institutional investors and investment funds. In addition, our board of directors believes that our stockholders will benefit from relatively lower trading costs for a higher priced stock because brokers' commissions on low-priced stocks generally represents a higher percentage of the stock price than commissions on higher priced stocks. Our board of directors believes that the combination of a continued Nasdaq listing, lower transaction costs, and increased interest from institutional investors and investment funds can ultimately improve the trading liquidity of our common stock. Additionally, in the stock purchase agreement with CityNet, we agreed to use our commercially reasonable efforts to maintain the listing of our common stock on the Nasdaq SmallCap Market, including authorizing and completing a reverse stock split of our common stock.

        Our board of directors believes that stockholder approval of several potential exchange ratios (rather than a single exchange ratio) will provide it with the flexibility necessary to achieve the desired results of the reverse stock split. If our stockholders approve this proposal, the reverse stock split will be effected, if at all, only upon a determination by our board of directors that the reverse stock split is in the best interests of our stockholders and us at that time. In connection with any determination to effect a reverse stock split, our board of directors will set the timing for such a split and select the specific ratio from among the three ratios described in this proxy statement. No further action on the part of the stockholders will be required to either implement or abandon the reverse stock split. If our board of directors does not implement the reverse stock split prior to the date of our 2004 annual meeting of stockholders, the authority granted in this proposal to implement the reverse stock split on these terms will terminate. Our board of directors reserves its right to elect not to proceed, and to abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders and us. No further action by our stockholders will be required in order for our board of directors to abandon the reverse stock split.

Certain Risks Associated with the Reverse Stock Split

        There can be no assurance that the total market capitalization of our common stock (the aggregate value of all our common stock at the then current market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of our common stock following the reverse stock split will either equal or exceed the then current per share market price.

        There can be no assurance that the market price per share of our common stock after the proposed reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split. For example, based on the closing price of our common stock on April 22, 2003 of $0.17 per share, if our board of directors determines to implement a reverse stock split at a ratio of one-for-thirty, there can be no assurance that the post-split market price of our common stock would be $5.10 per share or greater. Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

        If the reverse stock split is effected, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of our common stock may not improve.

        While our board of directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve after the reverse stock split.

        A decline in the market price of our common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of our common stock could be adversely affected following such a reverse stock split.

        If the reverse stock split is effected and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of our common stock will, however, also be based on our performance and other factors, which are unrelated to the number of shares outstanding. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Certain Effects of a Reverse Stock Split

        If approved and effected, the reverse stock split will be realized simultaneously by all of our stockholders and the exchange ratio will be the same for all of our common stock. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interest in us, except to the extent that the reverse stock split would otherwise result in any of our stockholders owning a fractional share. As described below, stockholders otherwise entitled to fractional shares as a result of the reverse stock split will be entitled to cash payments in lieu of such fractional shares. These cash payments will reduce the number of post-reverse stock split stockholders to the extent there are stockholders presently who would otherwise receive less than one share of our common stock after the reverse stock split. Additionally, the reverse stock split will not affect any stockholder's percentage ownership or proportionate voting power (subject to the treatment of fractional shares). However, because the number of authorized shares of our common stock will not be reduced, the reverse stock split will increase the total number of authorized and unissued shares of common stock that our board of directors may issue in the future, in certain cases without further stockholder action.

        We have certain outstanding stock options that entitle the holders to purchase shares of our common stock. Under the terms of the outstanding options, a reverse stock split would reduce the number of shares of our common stock issuable upon the exercise of such options proportionately based upon the reverse stock split ratio selected by our board of directors and would proportionately increase by the same factor the exercise price per share of such options. Also, we would reduce by the same factor the number of shares reserved for issuance under our existing stock option plans.

        The reverse stock split will not affect the par value of our common stock. As a result, as of the effective time of the reverse stock split, the stated capital attributable to our common stock on our balance sheet (which is based on par value) will be reduced proportionately based on the reverse stock split ratio selected and effected by our board of directors and the additional paid-in capital account will be increased with the amount by which the stated capital is reduced. The per share net income (loss) and net book value of our common stock will be restated because there will be fewer shares of common stock outstanding.

Effect on Fractional Stockholders

        If our stockholders approve a reverse stock split and our board of directors elects to implement the reverse stock split, no scrip or fractional share certificates will be issued in connection with the reverse stock split. Instead, our transfer agent, Wells Fargo, will aggregate all fractional shares and sell them as soon as practicable after the effective date at the then prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive fractional shares. We expect that our transfer agent will conduct the sale in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After the completion of such sale, the stockholders will receive a cash payment from our transfer agent in an amount equal to their pro rata share of the total net proceeds of that sale. No transaction costs will be assessed on this sale; however, the proceeds will be subject to federal income tax (and may be subject to state or local income taxes). In addition, no stockholder will be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date the stockholder receives payment for the cashed-out fractional shares. The payment amount will be paid to the holder in the form of a check in accordance with the procedures outlined below.

        After the reverse stock split, stockholders will have no further interest in us with respect to any cashed-out shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

        NOTE: If you do not hold sufficient shares to receive at least one share in the reverse stock split and you want to continue to hold our common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date of the reverse stock split:

        (1)    purchase a sufficient number of shares of our common stock so that you hold at least an amount of shares of our common stock in your account prior to the reverse stock split that would entitle you to receive at least one share of our common stock on a post-reverse stock split basis; or

        (2)    if applicable, consolidate your accounts so that you hold at least an amount of shares of our common stock in one account prior to the reverse stock split that would entitle you to receive at least one share of our common stock on a post-reverse stock split basis. Shares held in registered form (that is, shares held by you in your own name in our stock records maintained by our transfer agent) and shares held in "street name" (that is, shares held by you through a bank, broker or other nominee), for the same investor will be considered held in separate accounts and will not be aggregated when effecting the reverse stock split.

        You should be aware that, under the escheat laws of the various jurisdictions where you reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

        If our stockholders approve a reverse stock split and our board of directors elects to implement the reverse stock split, the reverse stock split would become effective when we file the amendment to our restated certificate of incorporation with the Secretary of State of the State of Delaware. Upon the filing of the amendment, all of our current common stock would be converted into new common stock as set forth in the amendment.

        As soon as practicable after the effective date, stockholders will be notified that the reverse stock split has been effected, our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of the pre-reverse stock split shares will be asked to surrender to the transfer agent certificates representing pre-reverse stock split shares in exchange for certificates representing post-reverse stock split shares, in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until the stockholder has surrendered to the transfer agent all outstanding common stock certificates with the properly completed and executed letter of transmittal. Stockholders should not destroy any stock certificates and should not submit any certificates until requested to do so. Beginning on the effective date, each certificate representing pre-reverse stock split shares will be deemed for all purposes to evidence ownership of post-reverse stock split shares.

No Dissenters' Rights

        Under the Delaware General Corporation Law, stockholders are not entitled to dissenters' rights with respect to the proposed amendment to our restated certificate of incorporation to effect a reverse stock split of the common stock at any time prior to the date of our 2004 annual meeting of stockholders. We will not independently provide our stockholders with this right.

Federal Income Tax Consequences of a Reverse Stock Split

        The following description of federal income tax consequences of a reverse stock split is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this proxy statement. This discussion is for general information only and does not address all the tax consequences that may be relevant to a particular stockholder (such as a stockholder who holds this stock as part of a "straddle," a "hedge" or a "conversion transaction," a person that has a "functional currency" other than the U.S. dollar, an investor in a pass-through entity, a non-resident alien, a broker-dealer, or an insurance company). This summary assumes that shares of the current common stock were and the shares of new common stock will be held as a "capital asset," as defined in the Code (generally, property held for investment). Furthermore, no foreign, state or local tax consequences are discussed in this proxy statement. Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. ACCORDINGLY, STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF A REVERSE STOCK SPLIT TO THEM.

        Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the stockholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefore, except that, as described below, if cash is received in lieu of fractional shares, the stockholder's aggregate tax basis will be reduced by the amount attributable to the fractional shares. In general, stockholders who receive cash in exchange for their fractional share interests in the post-reverse stock split shares as a result of the reverse stock split will recognize a gain or loss based on their adjusted basis in the fractional share interests redeemed. The stockholder's holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

        The receipt of cash instead of a fractional share of our common stock by a United States holder of our common stock will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares as set forth above. The gain or loss will constitute a capital gain or loss and will constitute a long term capital gain or loss if the holder's holding period is greater than one year as of the effective date. If you receive cash in lieu of a fractional share of our common stock, your aggregate tax basis in the post-reverse stock split shares will be reduced by the basis attributable to such fractional shares.

        Our board of directors recommends that our stockholders vote "FOR" the amendment to our restated certificate of incorporation to effect a reverse stock split of our issued and outstanding common stock, subject to the discretion of our board of directors, at any time before the date of our 2004 annual meeting of stockholders.

Performance Graph

        The following graph compares the total return (including reinvestment of dividends) on $100 invested in our common stock on March 17, 2000, the date of our initial public offering, through December 31, 2002, with a similar investment in the Nasdaq Composite Index and the Nasdaq Telecommunications Index.

Comparison of 33 Month Cumulative Total Return*
Among Universal Access Global Holdings Inc.,
the Nasdaq Stock Market (U.S.) Index
and the Nasdaq Telecommunications Index

      *
      $100 INVESTED ON 3/17/00 IN STOCK OR INDEX -
      INCLUDING REINVESTMENT OF DIVIDENDS.
      FISCAL YEAR ENDING DECEMBER 31.

OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION

Compliance with Section 16(a) of the Exchange Act

        Section 16(a) of the Securities and Exchange Act of 1934 requires that our directors, executive officers and persons who beneficially own more than 10% of our common stock, file with the Securities and Exchange Commission initial reports of beneficial ownership of the common stock and reports of changes in their beneficial ownership.

        To our knowledge, based solely upon a review of copies of reports furnished to us and written representations that no other reports were required during fiscal year 2002, our officers, directors and beneficial owners of greater than 10% of our common stock complied during our last fiscal year with all applicable Section 16(a) filing requirements.

Transactions with Management and Others

        Other than the employment agreements described under "Executive Officer Information" and the transactions described below, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000, and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of these people had or will have a direct or indirect material interest.

        On May 1, 2002, we entered into an independent contractor agreement with Spagnolo Group LP to provide consulting services. Mark Spagnolo, one of our directors, is the President of Spagnolo Group LP. The compensation for these services consisted of an initial payment of $12,500, a fee of $43,750 per month for the first three months of the engagement and a fee of $21,875 per month for the last six months of the engagement. Under this agreement, in July 2002 we granted Mr. Spagnolo an option to purchase 500,000 shares of our common stock at an exercise price of $0.15 per share, the fair market value on the date of grant. The independent contractor agreement was terminated in December 2002. We paid Mr. Spagnolo's firm $253,125 for services rendered under this agreement.

        Mr. Spagnolo, one of our directors, served as President and Chief Executive Officer of MFN from December 2001 to April 2002. MFN purchases circuit access from us under contracts with minimum purchase commitments that currently total approximately $43,000 per month. In the year ended December 31, 2002, MFN paid us approximately $7.5 million under these contracts and other contracts that have terminated.

        In February 2002, the Company and Sphera Optical Networks, Inc. and Sphera Optical Networks N.A., Inc. (collectively, "Sphera") were parties to an asset purchase agreement and financing agreement under which we contemplated buying certain of Sphera's assets and we extended post-bankruptcy financing to Sphera. Because several material conditions were not met, we terminated the asset purchase agreement and financing agreement. Sphera filed suit against us seeking injunctive relief to compel us to complete the asset purchase, unspecified damages relating to the termination of the asset purchase agreement and subordination of our lien. During the first quarter of 2002, we loaned $1.1 million to Sphera under our post-petition loan agreement. In addition, during the three months ended June 30, 2002, we disbursed additional amounts totaling $1.0 million to Sphera and to a trust account established by the counsel for the official unsecured creditors' committee. Pursuant to a settlement agreement approved on August 22, 2002 by the United States Bankruptcy Court for the District of New Jersey, we have settled the adversary proceeding that Sphera filed against us. Under the settlement agreement, the suit filed by Sphera has been dismissed, we have received certain payments and we may receive additional payments. Lance B. Boxer, our President and Chief Executive Officer and one of our directors, previously served as Chief Executive Officer of Sphera and is a party to the settlement agreement. Under the settlement agreement, we paid Mr. Boxer $125,000.

        In December 2002 we engaged Broadmark to provide financial advisory and investment banking services. One of our former directors, Joseph L. Schocken, is Chairman and a co-founder of Broadmark. Under the engagement, Broadmark is obligated to use its best efforts to raise capital from a mutually agreed upon list of third parties. The compensation for such services is success based. If the closing under the stock purchase agreement with CityNet occurs, then we would be obligated to pay Broadmark a cash fee of $750,000 and issue to Broadmark a warrant to acquire 1,000,000 shares of our common stock at a price of $0.22 per share. We have paid Broadmark $30,000 as a retainer fee under the engagement letter. We also are obligated to reimburse Broadmark for the reasonable and necessary out-of-pocket expenses Broadmark incurs providing services.

        On May 3, 2002 in a private transaction, Patrick Shutt, a former director and our former Chairman, President and Chief Executive Officer, sold 361,446 shares of common stock for $0.83 per share to an entity owned by Joseph L. Schocken.

        In 2001, we provided $3.2 million of circuit access services to Aleron, Inc. Also during the fourth quarter of 2001, we agreed to purchase certain ATM network equipment from Aleron for $3.0 million. During January 2002, we offset amounts due from Aleron from circuit access services with the payable due to Aleron related to the purchase of network equipment from Aleron. Paolo Guidi, a former director, was an executive officer of Aleron. On March 15, 2002, Aleron filed for protection under Chapter 11 of the Bankruptcy Code.

        On November 1, 2001, we entered into an independent contractor agreement with Carolyn Katz, one of our directors, to provide financial and strategic analysis. The compensation for such services consisted of a monthly fee of $12,000 per month. Under this agreement, in March 2002 we granted Ms. Katz an option to purchase 15,000 shares of our common stock at an exercise price of $2.35 per share, the fair market value on the date of grant. The independent contractor agreement was terminated in March 2002. We paid Ms. Katz less than $60,000 for services rendered under this agreement.

Equity Transactions with Executive Officers

        The following table sets forth certain information about the grant of stock options to our executive officers during 2002 and thereafter and the repurchase of stock during 2002.

Equity Transactions

Name	Trans. Date	Options Granted	Option Price		Common Stock Repurchased		Share Price
Lance B. Boxer (executive officer)	11/13/02 11/13/02 03/19/03 03/19/03	500,000 100,000 2,150,000 1,000,000	$ $ $ $	0.30 0.30 0.13 0.13
Annette V. Erdmann (executive officer)	01/21/03 03/19/03	50,000 400,000	$ $	0.16 0.13
Scott D. Fehlan (executive officer)	02/07/02 06/30/02	450,000		$0.42	10,042	(1)	$4.97
Les W. Hankinson (executive officer)	12/31/02 03/19/03	350,000 150,000	$ $	0.19 0.13
Randall R. Lay (executive officer)	06/06/02 03/19/03	500,000 500,000	$ $	0.36 0.13
Patrick C. Shutt (former executive officer)	12/31/02				150,000	(2)	$0.19

(1)
Represents shares returned to us in payment of the principal and interest owed under a promissory note made in September 2001. The note was issued in connection with the exercise on September 28, 2001 of 150,000 stock options with an exercise price deemed to be zero. The note was for an amount equal to the tax withholding payments due upon exercise of the stock options.

(2)
Represents shares returned to us in payment of the principal owed under a promissory note made in September 2001. The note was issued in connection with the exercise on September 28, 2001 of 150,000 stock options with an exercise price deemed to be zero. The note was for an amount equal to the tax withholding payments due upon exercise of the stock options.

Indemnification

        We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

ADDITIONAL INFORMATION

Record Date; Shares Outstanding

        Stockholders of record at the close of business on Friday, May 23, 2003, are entitled to vote their shares at the annual meeting. As of that date, there were                        shares of common stock outstanding and entitled to be voted at the meeting. The holders of those shares are entitled to one vote per share.

Quorum

        Holders of more than 50% of the shares of common stock entitled to vote must be represented at the meeting before any business may be conducted. If a quorum is not present, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Proxies; Right to Revoke

        By submitting your proxy, you will authorize Lance B. Boxer and Randall R. Lay to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting. If you attend the meeting, you may vote your shares in person, regardless of whether you have submitted a proxy. In addition, you may revoke your proxy by sending a written notice of revocation to our corporate secretary, by submitting a later-dated proxy or by voting in person at the meeting.

Default Voting

        If you submit a proxy but do not indicate any voting instructions, your shares will be voted "FOR" the election of the Class I directors, "FOR" ratifying our appointment of PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2003, "FOR" the issuance of common stock to CityNet under the stock purchase agreement, and "FOR" the amendment to our restated certificate of incorporation to effect a reverse stock split of our issued and outstanding common stock. If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Tabulation of Votes

        Wells Fargo Shareowners Services, our transfer agent, will tabulate and certify the votes. If your shares are treated as a broker non-vote, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Because the election of directors (Proposal No. 1) is done by a plurality of votes, a broker non-vote will have no effect on the outcome of the election of directors. With regard to Proposal Nos. 2, 3 and 4, however, a broker non-vote will have the effect of a vote against these proposals.

Voting by Street Name Holders

        If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares according to your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares in its discretion.

Proxy Solicitation

        We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, including electronic mail, in person, by telephone or by facsimile by officers, directors and regular employees. Universal Access has also retained Morrow & Co., Inc. to assist in the solicitation of proxies. Morrow will receive a fee for such services of approximately $3,500, plus reasonable out-of-pocket expenses, which will be paid by us. We also may reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners.

Stockholder Proposals for Next Year's Meeting

        Stockholder Proposals and Nominations.    Stockholders may present proper proposals for inclusion in the proxy statement for our next annual meeting of stockholders by submitting their proposals to us in a timely manner. In order to be included in the proxy statement for our next annual meeting, stockholder proposals must be received by us no later than January 1, 2004, and must otherwise comply with the requirements of the applicable rules of the Securities and Exchange Commission. In addition, our bylaws establish an advance notice procedure with regard to certain matters to be brought before any annual meeting of stockholders, including stockholder proposals not included in our proxy statement and nominations for director submitted by stockholders. Notice must be received by our Corporate Secretary not less than 90 days before the date of the proxy statement released to stockholders in connection with our previous year's annual meeting of stockholders. Therefore, the deadline for timely submission of a stockholder proposal or nomination for consideration at our 2004 annual meeting of stockholders will be January 31, 2004. Notice of intention to present proposals or make nominations at next year's annual meeting should be addressed to Corporate Secretary, Universal Access Global Holdings Inc., 233 South Wacker Drive, Suite 600, Chicago, Illinois 60606.

        Director Nominees.    In recommending candidates to our board of directors, our board seeks persons of proven judgment and experience. Stockholders who wish to suggest qualified candidates may write to the Corporate Secretary, Universal Access Global Holdings Inc., 233 South Wacker Drive Suite 600, Chicago, Illinois 60606, stating in detail the qualifications of the persons they recommend. Any suggestions submitted to the corporate Secretary will be made available to our board of directors.

Stockholder List

        For at least ten days prior to the meeting, a list of the stockholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at our principal executive offices by contacting our Corporate Secretary. The list will also be available for examination at the meeting.

Incorporation by Reference

        To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled "Compensation Committee Report", "Audit Committee Report" (to the extent permitted by the rules of the Securities and Exchange Commission) and "Performance Graph" will not be deemed incorporated, unless specifically provided otherwise in such filing.

FINANCIAL INFORMATION

        In accordance with Item 13(a) of Schedule 14A, the information contained in Part II, Items 7, 7A, 8 and 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 is incorporated into this proxy statement by reference.

APPENDIX A

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.
a Delaware corporation

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

PURPOSES

        The purpose of the Audit Committee of the Board of Directors of Universal Access Global Holdings Inc., a Delaware corporation (the "Company"), shall be to make such examinations as are necessary to assist the Company's Board of Directors in monitoring the Company's system of internal controls, to provide the Company's Board of Directors with the results of its examinations and recommendations derived therefrom, to outline to the Board of Directors improvements made, or to be made, in internal accounting controls, to nominate independent auditors and to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters which require the Board of Director's attention.

        In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe. The Audit Committee shall review the adequacy of this Charter on an annual basis.

        The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company's annual financial statements, reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors) and (iii) representations made by management as to any information technology, internal audit and other non-audit services provided by the auditors to the Company.

        The independent auditors for the Company are ultimately accountable to the Board of Directors (as assisted by the Audit Committee). The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for stockholder approval in the proxy statement).

MEMBERSHIP

        The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three members of the Board of Directors, each of whom:

        1.    Will not be an officer or employee of the Company or its subsidiaries, shall not have any relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and shall otherwise satisfy the applicable membership requirements under the rules of the NASD;

        2.    Will be able to read and understand fundamental financial statements, in accordance with the NASDAQ National Market Audit Committee requirements; and

        3.    At least one of whom will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES

        The responsibilities of the Audit Committee shall include:

  1.
  Recommending the appointment of independent auditors to the Board of Directors;

  2.
  Reviewing fee arrangements with the independent auditors;

  3.
  Reviewing the independent auditors' proposed audit scope, approach and independence;

  4.
  Discussing with the Company's independent auditors the financial statements and audit findings, including discussing with the Company's independent auditors any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the Audit Committee by the independent auditors required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented, including reports and communications related to deficiencies noted in the audit in the design or operation of internal controls; consideration of fraud in a financial statement audit; detection of illegal acts; the independent auditor's responsibility under generally accepted auditing standards; significant accounting policies; management judgments and accounting estimates; adjustments arising from the audit; the responsibility of the independent auditor for other information in documents containing audited financial statements; disagreements with management; consultation by management with other accountants; major issues discussed with management prior to retention of the independent auditor; difficulties encountered with management in performing the audit; the independent auditor's judgments about the quality of the entity's accounting principles; and reviews of interim financial information conducted by the independent auditor;

  5.
  Reviewing the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board No. 1, as may be modified or supplemented; discussing with the independent auditors all relationships between the independent auditors and the Company and addressing each non-audit service provided to the Company and at least the matters set forth in Independence Standards Board No. 1; and recommending that the Board of Directors take appropriate action to oversee the independence of the independent auditors;

  6.
  Reviewing the performance of the independent auditors, who shall be accountable to the Board of Directors and the Audit Committee;

  7.
  Reviewing the quality and adequacy of the Company's system of internal controls through discussions with management, the internal audit director and the independent auditors;

  8.
  Review with management and the internal audit director the charter, plans, and staffing of the internal audit function.

  9.
  Review the appointment and replacement of the director of the internal auditing department; and to advise the director of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management's responses thereto;

  10.
  Reviewing the activities, organizational structure and qualifications of the Company's finance department;

  11.
  Reviewing and discussing the audited financial statements with management and the independent auditors;

  12.
  Periodically interviewing relevant members of management concerning the Company's financial statements and audit findings, and the Company's accounting policies and procedures;

  13.
  Periodically meeting with management, the director of the internal auditing department and/or the independent auditors to discuss (i) the scope of the annual audit, (ii) the audited financial statements, and (iii) any significant matters arising from any audit or report or communication in connection with SAS No. 61 referred to above or reports of the internal audit department to the Audit Committee, whether raised by management, the internal auditing department or the independent auditors, relating to the Company's financial statements;

  14.
  Reviewing with management and the independent auditors before release the audited financial statements and Management's Discussion and Analysis in the Company's annual report on Form 10-K;

  15.
  Reviewing before release the unaudited quarterly financial statements in the Company's quarterly report on Form 10-Q;

  16.
  Overseeing compliance with the requirements of the Securities and Exchange Commission for disclosure of independent auditor's services and audit committee members and activities;

  17.
  Overseeing compliance with the Company's Standards of Business Conduct and with the Foreign Corrupt Practices Act;

  18.
  Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company's financial statements;

  19.
  Providing oversight and review of the Company's asset management policies, including an annual review of the Company's investment policies and performance for cash and short-term investments;

  20.
  If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist;

  21.
  Providing a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e)(3) of Schedule 14A;

  22.
  Reviewing before release the Company's press releases and other communications that may have an effect on financial reporting;

  23.
  Providing oversight and review of the Company's risk management policies, including a review of significant risks and exposures, if any, and the steps taken to monitor and minimize such risks; and

  24.
  Performing other oversight functions as requested by the full Board of Directors.

        In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors may delegate to it and will report, at least annually, to the Board of Directors regarding the Committee's examinations and recommendations.

MEETINGS

        The Audit Committee will meet at least quarterly prior to the release of the Company's financial results for that quarter. The Audit Committee may establish its own schedule and shall provide such schedule to the Board of Directors in advance.

        The Audit Committee will meet separately with the Company's president and separately with the Company's chief financial officer at least annually to review the financial controls of the Company.

MINUTES

        The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

APPENDIX B

[ERNST & YOUNG CORPORATE FINANCE LLC LETTERHEAD]

April 6, 2003

Board of Directors
Universal Access Global Holdings Inc.
233 South Wacker Drive, Suite 600
Chicago, Illinois 60606

Ladies and Gentlemen:

        The Board of Directors of Universal Access Global Holdings Inc. ("Universal Access" or the "Company") retained Ernst & Young Corporate Finance LLC ("EYCF") to advise it with respect to the fairness, from a financial point of view, to Universal Access of the Consideration (as defined herein) to be paid by CityNet Telecommunications, Inc. ("CityNet" or the "Investor") pursuant to the terms of the proposed Stock Purchase Agreement and the proposed Promissory Note by and between CityNet and Universal Access (the "Agreements"), and the transactions being effected thereby (collectively, the "Transaction").

        The Agreements provide, among other things, that CityNet will purchase from the Company authorized but unissued shares of common stock, par value $0.01 per share, of the Company (the "Common Stock") which shall represent 55% of the outstanding Common Stock on a fully diluted basis. In consideration of the issuance by the Company to CityNet of the aforementioned shares and the Company's assumption of certain liabilities, as designated in the Agreements, CityNet agrees to pay to the Company $16,000,000 and transfer to the Company certain fiber optic telecommunications rings in Albuquerque, New Mexico and Indianapolis, Indiana. The net amount of the above referenced cash consideration, assumption of liabilities and transfer of fiber ring assets is hereinafter referred to as the "Consideration." Concurrent with the execution of the Agreements, CityNet will pay to Universal Access $5 million and will receive the Promissory Note in that same amount. The Consideration payable to Universal Access upon closing of the Stock Purchase Agreement will be reduced by the outstanding principal and accrued interest under the terms of the Promissory Note.

        In connection with rendering our opinion, we have reviewed a draft of the Stock Purchase Agreement, dated April 3, 2003 and a draft of the Promissory Note dated April 2, 2003. For purposes of this opinion, we have assumed that the final form of these Agreements and the specific terms therein will not differ in any material respect from those contained in the drafts. We have assumed, with your consent, that no other agreements or information referred to in the documents identified above will materially affect the value of the Consideration or the terms of the Transaction.

        We also have reviewed, among other things, certain publicly available financial information and other information concerning the Company and certain analyses and other information furnished to us by the Company. In addition, we have met and had discussions with members of senior management of the Company regarding such information and, among other things, the business, operations, assets, financial condition, future prospects and foreseeable risks of the Company. We also spoke to the outside auditors of the Company regarding the general activities in which they have been involved with the Company.

Member NASD

Atlanta  •  Charlotte  •  Cleveland  •  Dallas  •  Houston  •  Los Angeles  •  McLean  •  New York  •  Phoenix  •  San Francisco  •  Troy

        In conducting our review and analysis and in formulating our opinion, we faced certain limitations including the fact that we relied only upon information available from recognized public sources and information provided by Universal Access, in both cases without independent verification. We assumed that all information provided by Universal Access was reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the management of Universal Access, without independent verification. We did not interview customers, evaluate technologies, or conduct inspections of any properties or facilities and no independent valuation or appraisals of the Company or CityNet or their respective assets were conducted by EYCF or provided to us by others. We relied exclusively on Universal Access to provide information related to the value of the CityNet assets and liabilities included in the Transaction. We also relied exclusively upon the management of Universal Access to provide projected financial information for the Company for the fiscal years ending December 31, 2003 through 2007 and did not independently develop any financial projections but rather adjusted the projected financial information based solely on discussions with management. The terms and conditions of the Transaction were determined without the involvement of EYCF, and EYCF expresses no opinion as to whether or not better terms could have been achieved. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party (including CityNet) with respect to the Company or its assets. We also express no opinion with respect to any other reasons, legal, business or otherwise, that may support the decision of the Company's Board of Directors to approve or consummate the Transaction, and our opinion does not address the underlying business decision to proceed with the Transaction.

        We have assumed that obtaining all regulatory or other approvals and third party consents required for consummation of the Transaction has been, or will be, accomplished and will not have an adverse impact on either the Company or the Investor, and we have assumed that the Transaction will be consummated without waiver or modification of, or with respect to, any of the material terms or conditions contained in the Agreements. We are also assuming the absence of any material contingent liabilities.

        In the course of our analysis, we compared the value of the Consideration being received by the Company to the current market capitalization of the Company. We also reviewed and considered certain financial data relating to the Company and have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company; and we have reviewed and considered the financial terms of certain recent acquisition, business combination and equity investment transactions in the telecommunications sector. Additionally, we performed a valuation analysis assuming that an orderly liquidation of the Company's assets and liabilities was effected. We also have performed such other financial studies, analyses and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

        In addition to these quantitative analyses, we considered various qualitative factors that we considered relevant to our analysis, including but not limited to (i) the sharp decline in the Company's revenues beginning in the first fiscal quarter of 2002; (ii) the continued negative fundamentals facing the telecommunications industry; (iii) the fact that the Company has never achieved positive net income from operations; (iv) the fact that the Company previously has explored unsuccessfully other transaction alternatives, including one for which they hired an investment banking advisor; and (v) the fact that management has concluded that the Company does not have adequate cash to fund expected losses and anticipates that, in the absence of the Transaction, they will be required to file for reorganization under Chapter 11 of the bankruptcy code within 30 days.

        Our opinion is based upon current economic, monetary and market conditions as of today and the transaction structure as described in the Agreements. Given the nature of our analytical techniques, this opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at our opinion, we did not attribute any particular weight to a particular analysis, but rather made qualitative judgments as to the relative significance and relevance of each of the analyses. Accordingly, we believe that our analysis must be considered as a whole and that selecting portions of our analysis, without considering all analyses, would create an incomplete view of the process underlying this opinion.

        The opinion expressed herein was prepared solely for the benefit and use of the Board of Directors of Universal Access in its consideration of the Transaction and may not be relied upon by any other person and may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to the Board of Directors of the Company or to any person with respect to the Transaction and should not be relied upon by any such person for such purpose.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration provided pursuant to the Agreements is fair, from a financial point of view, to Universal Access.

Sincerely,
ERNST & YOUNG CORPORATE FINANCE LLC
By:	/s/ SCOTT P. GEORGE Name: Scott P. George Title: Senior Managing Director

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, JULY 1, 2003
10:00 A.M., CENTRAL TIME

SEARS TOWER
233 SOUTH WACKER DRIVE
33rd FLOOR
CHICAGO, IL 60606

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON JULY 1, 2003.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1,2,3, AND 4.

By signing the proxy, you acknowledge receipt of the proxy statement related to the Annual Meeting, revoke all prior proxies and appoint Lance B. Boxer and Randall R. Lay, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all postponements or adjournments.

SEE REVERSE FOR VOTING INSTRUCTIONS.

        COMPANY #

        CONTROL #

THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE — TOLL FREE — 1-800-240-6326 — QUICK — EASY — IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. Central Time on June 30, 2003.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

  •
  Follow the simple instructions the recording provides you.

  VOTE BY INTERNET — http://www.eproxy.com/uaxs/ — QUICK — EASY — IMMEDIATE

  •
  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. Central Time on June 30, 2003.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number, which are located above, to obtain your records and create an electronic ballot.

  VOTE BY MAIL

  Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Universal Access Global Holdings Inc., c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

  IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.

1.
Election of directors:

01 Anthony P. Dolanski
02 Carolyn F. Katz
03 Mark F. Spagnolo

    ☐
    Vote FOR all nominees (except as marked)
    ☐
    Vote WITHHELD from all nominees

    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2.
Ratification of our appointment of PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2003.

    ☐
    FOR
    ☐
    Against
    ☐
    Abstain

3.
Approval of the issuance of our common stock to CityNet under the stock purchase agreement.

    ☐
    FOR
    ☐
    Against
    ☐
    Abstain

4.
Approval of an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock.

    ☐
    FOR
    ☐
    Against
    ☐
    Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐

Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

QuickLinks

PROXY STATEMENT
  PROPOSAL NO. 1: ELECTION OF OUR CLASS I DIRECTORS
  EXECUTIVE COMPENSATION
  STOCK OWNERSHIP
  PROPOSAL NO. 2: RATIFICATION OF OUR APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2003
  PROPOSAL NO. 3: APPROVAL OF THE ISSUANCE OF OUR COMMON STOCK TO CITYNET UNDER THE STOCK PURCHASE AGREEMENT
  PROPOSAL NO. 4: APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING COMMON STOCK
  OTHER DIRECTOR AND EXECUTIVE OFFICER INFORMATION
  ADDITIONAL INFORMATION
  FINANCIAL INFORMATION
  APPENDIX A
  APPENDIX B